                                                                    EXHIBIT 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE MIDDLE DISTRICT OF TENNESSEE
                               NASHVILLE DIVISION

--------------------------------------------    x
                                                :    Case No. 399-02649
In re                                           :
                                                :    Chapter 11
SERVICE MERCHANDISE COMPANY,                    :
      INC., et al.,                             :    Judge Paine
                                                :
                           Debtors.             :    Jointly Administered
                                                :
--------------------------------------------    x

                      DISCLOSURE STATEMENT WITH RESPECT TO
                        JOINT PLAN OF SERVICE MERCHANDISE
                     COMPANY, INC. AND ITS AFFILIATE DEBTORS

                                               Paul G. Jennings
                                               Beth A. Dunning
                                               BASS, BERRY & SIMS PLC
                                               315 Deaderick Street, Suite 2700
                                               Nashville, Tennessee 37238-0002
                                               (615) 742-6200

                                                        - and -

                                               John Wm. Butler, Jr.
                                               George N. Panagakis
                                               Keith A. Simon
                                               SKADDEN, ARPS, SLATE,
                                                    MEAGHER & FLOM (ILLINOIS)
                                               333 West Wacker
                                               Drive Chicago,
                                               Illinois 60606-1285
                                               (312) 407-0700

                                               ATTORNEYS FOR DEBTORS
                                               AND DEBTORS-IN-POSSESSION

                                               Dated: Nashville, Tennessee
                                                      March 5, 2003

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT.

                                   DISCLAIMER

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF SERVICE MERCHANDISE COMPANY, INC. AND ITS AFFILIATED DEBTORS (THE "PLAN") AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT OR FILED BY THE EXHIBIT FILING DATE. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF SERVICE MERCHANDISE COMPANY, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, SERVICE MERCHANDISE COMPANY, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES.

                               SUMMARY OF THE PLAN

         The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions and information appearing elsewhere in this Disclosure Statement and the Joint Plan of Service Merchandise Company, Inc. and Its Affiliated Debtors (the "Plan"). All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Appendix A.

         This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by Service Merchandise Company, Inc. ("Service Merchandise" or the "Company") and 31 of its affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession (collectively, the "Debtors") as filed on March 5, 2003, with the United States Bankruptcy Court for the Middle District of Tennessee, Nashville Division (the "Bankruptcy Court"). Certain provisions of the Plan, and thus the descriptions and summaries contained herein, are or may become the subject of continuing negotiations among the Debtors and various parties and, therefore, remain subject to modification. The Debtors do not anticipate that such modifications will have a material effect on the distributions contemplated by the Plan and any such modifications will be disclosed at the Confirmation Hearing.

A.       BUSINESS OVERVIEW

         For more than forty years, the Debtors offered a dominant selection of quality jewelry and products for the home at affordable prices. During the 1970s, the Debtors innovated the retail industry by becoming the nation's top catalog showroom retailer. At their peak, the Debtors achieved over $4 billion in annual sales and had approximately 400 stores across the nation.

         Prior to the commencement of these chapter 11 cases, the Debtors' financial performance had been deteriorating due to, among other things, the proliferation of large, product-specific retail stores (the so-called "category killers") and national discount retailers. The Debtors responded with a series of restructuring plans, starting in 1997. While the Debtors were attempting to revitalize their retail format, a group of creditors filed an involuntary petition under chapter 11 of the Bankruptcy Code on March 15, 1999, seeking court supervision of Service Merchandise's restructuring activities. Thereafter, the Debtors filed voluntary chapter 11 petitions on March 27, 1999.

         Management immediately implemented a stabilization business plan for 1999, whereby the Debtors successfully improved vendor relations and otherwise stabilized their business. In February 2000, the Debtors announced their business plan for 2000, which refocused on their core product lines and rationalized their real estate to better accommodate their core jewelry and home assortments. The Debtors discontinued unprofitable product lines such as electronics, toys and sporting goods and developed a strategic subleasing program through which the Debtors subleased approximately one-half of the square footage of many of their ongoing stores to unlock the inherent value in unused portions of those retail locations.

         During 2001, the Debtors continued to refine their business model in their effort to emerge from chapter 11 during the first quarter of 2002. The Debtors, however, were prevented from completing their planned business reorganization and emergence from chapter 11 due to, among other things, a soft retail economy, weak capital markets and low consumer confidence and spending during fiscal year 2001. Accordingly, as reported in a press release issued on January 4, 2002, the Debtors' management, with the consensus of the Creditors' Committee and DIP Lenders, determined to wind-down the Debtors' ongoing business operations.

         Since that time, and as described more fully herein, the Debtors have acted promptly to efficiently liquidate their substantial assets and minimize their on-going expenses. Specifically, as approved by the Bankruptcy Court on January 18, 2002, the Debtors have ceased their continuing business operations and have since completed going-out-of-business sales at more than 200 stores, sold the vast majority of their non-inventory assets, including their significant real estate assets as well as store and warehouse furniture, fixtures and equipment, and were able to structure the timing and terms of such sales so as to avoid or minimize the incurrence of carrying costs and other potential Administrative Expenses.

B.       GENERAL STRUCTURE OF THE PLAN

         The Plan provides for the sale or other disposition of the Debtors' remaining assets and for the distribution of the net proceeds of the Debtors' assets to creditors in order of their relative priority of distribution under the Bankruptcy Code and applicable inter-creditor subordination agreements. The Plan contemplates and is predicated upon the substantive consolidation of the Debtors. The Plan further contemplates that, upon consummation, the Affiliate Debtors will be merged with and into Service Merchandise, which will remain in existence for the limited purpose of implementing the Plan and making distributions to creditors as provided in the Plan. A Plan Administrator (to be selected by the Debtors and who must be reasonably acceptable to the Creditors' Committee and approved by the Bankruptcy Court) will hold title to the sole share of common stock to be issued by Reorganized Service Merchandise and will serve as an officer and sole director of Reorganized Service Merchandise. The Plan Administrator, after consultation with the Plan Committee (whose members will be selected by the Creditors'

Committee and must be reasonably acceptable to the Debtors), will be responsible for implementing and administering the Plan in accordance with the Plan, the Plan Administrator Agreement and applicable law.

C.       SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

         The Plan constitutes a single plan for the Debtors. The Plan provides for the sale or other disposition of all of the property of the Debtors' Estates and the distribution of the proceeds thereof in resolution of the outstanding claims against and interests in the Debtors. The Plan follows that certain order entered by the Bankruptcy Court on January 18, 2002 (Docket No. 5777) authorizing and approving the wind-down of the Debtors' continuing business operations.

         Under the Plan, Claims against and Interests in the Debtors are divided into seven Classes. As contemplated by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and will be paid in full under the Plan. See Article II of the Plan for a summary of the treatment proposed under the Plan for Administrative Claims and Priority Tax Claims.

         As of December 31, 2002, the Debtors had approximately $101 million in Cash. In addition, as described below, the Debtors also possess certain non-Cash assets which the Debtors are continuing to liquidate as a result of their wind-down efforts. Of the Cash amount, the Debtors estimate that approximately $35 million will be required to fund the Cash Reserves for the payment of Administrative Claims, Priority Tax Claims, Secured Claims, Non-Tax Priority Claims, Cure Claims and other payments required under the Plan, as well as to pay for anticipated post-confirmation operating expenses in connection with the remaining wind down of the Debtors' affairs such as, among other things, marketing and selling their corporate headquarters and other real property, corporate furniture, fixtures and equipment ("FF&E"), resolving their approximately 441 Avoidance Actions pending as of the filing of the Plan and reconciling their Disputed Claims. Thus, as of the Effective Date, the Debtors estimate that, as a result of their continuing wind-down efforts, there will be approximately $80 million of Net Available Cash for distribution to Holders of Allowed Unsecured Claims as provided under the Plan on the Initial Distribution Date. In addition, the Net Proceeds realized from the disposition of the Debtors' remaining significant non-Cash assets described above will also be distributed to Holders of Allowed Unsecured Claims as provided under the Plan. The actual recoveries under the Plan by the Debtors' creditors will be dependent upon whether, and in what amount, the Debtors are able to dispose of these assets and resolve and collect on the Avoidance Actions, as well as on the results of any government audits and the ultimate amount of Allowed Unsecured Claims.

         The Debtors have engaged in an extensive review of all Scheduled and filed Claims to estimate the total Claims outstanding. There were approximately $1.6 billion in Claims filed or Scheduled against the Debtors. To date, this amount has been reduced by approximately $770 million as a result of the claims review and objection process. The Debtors anticipate that the total claims base will be reduced by an additional $185-$238 million as certain secured claims which had been previously satisfied are withdrawn or objected to and the claims resolution process continues. Accordingly, the Debtors estimate that the total amount of ultimately Allowed Secured Claims will be approximately $9.3-$9.5 million, Allowed Priority Tax Claims will be approximately $6-$7 million and Allowed Unsecured Claims will aggregate approximately $575-$630 million. This Allowed Unsecured Claims amount is comprised of $9 million of Prepetition Senior Secured Notes Deficiency Claims (which Claim has previously been Allowed by Final Order of the Bankruptcy Court entered on October 31, 2002), $14 million of Prepetition Senior Notes Claims, $245-$300 million of General Unsecured Claims, $307 million of Prepetition Subordinated Notes Claims and $0.6-$0.7 million of General Unsecured Convenience Claims. While the foregoing is a good faith estimate of the ultimate amount and breakdown of Claims against the Debtors, no assurances can or are being given that this will be the actual amount and breakdown and the actual amount and breakdown may be materially different than the Debtors' estimates.

         Moreover, the distributions to unsecured creditors under the Plan will be effected by redistributions in accordance with (i) an existing intercreditor arrangement between the Prepetition Senior Secured Noteholders and Prepetition Senior Noteholders on the one hand and the Prepetition Subordinated Noteholders on the other, and (ii) if authorized and approved by the Bankruptcy Court, the Noteholder Preference Action Settlement. First, as more fully described in Sections V.C.2.b and V.D of this Disclosure Statement, the Prepetition Subordinated Notes Claims are subordinated to the Prepetition Senior Secured Notes Deficiency Claims and the Prepetition Senior Notes Claims. In accordance with those intercreditor arrangements, distributions otherwise payable to Holders of Prepetition Subordinated Notes Claims must be redistributed to Holders of Prepetition Senior Secured Notes Deficiency Claims and Prepetition Senior Notes Claims until such claims are paid in full (the amount to be redistributed, the "Subordination Redistribution Amount"). The Debtors anticipate that the Subordination Redistribution Amount will be in the range of $24.0-$25.8, which is comprised of approximately $18.0-$19.8 million of Allowed Class 3 Claims that are not satisfied through distributions under the Plan and approximately $6.0 million of postpetition interest, late fees, and other charges incurred under the applicable inter-creditor agreements. Accordingly, while Holders of Prepetition Senior Secured Notes Deficiency Claims and Prepetition Senior Notes Claims will receive 100% recovery on account of such Allowed Claims, the Holders are still Impaired under the Plan since a portion of their recovery comes from Holders of Prepetition Subordinated Notes Claims, rather than the full amount coming from the Debtors.

         Second, as described more fully in Sections V.C.2.b and V.D of this Disclosure Statement, the Debtors are seeking to compromise and settle the Noteholder Preference Action pursuant to which the Debtors are seeking to recover a prepetition interest payment in the amount of $13,500,000 paid under the Prepetition Subordinated Notes Indenture. Pursuant to the proposed Noteholder Preference Action Settlement, the Noteholder Preference Action would be resolved by redistributing up to $2.25 million to Holders of Allowed General Unsecured Claims from amounts otherwise distributable to Holders of Allowed Prepetition Subordinated Notes Claims. In effect, this settles the Noteholder Preference Action for up to $4.5 million due to the fact that the Prepetition Subordinated Noteholders comprise approximately one-half of the expected amount of all ultimately Allowed Unsecured Claims and, therefore, would be entitled to receive approximately one-half of any amount paid in connection with a settlement or judicial resolution of the Noteholder Preference Action. If the Bankruptcy Court authorizes and approves the Noteholder Preference Action Settlement, then the Confirmation Order shall provide for the dismissal of the Noteholder Preference Action.

         IF THE BANKRUPTCY COURT DOES NOT AUTHORIZE AND APPROVE THE NOTEHOLDER PREFERENCE ACTION SETTLEMENT FOR ANY REASON, THEN THE DISBURSING AGENT SHALL TREAT 100% OF THE FACE AMOUNT OF THE PREPETITION SUBORDINATED NOTES CLAIMS AS DISPUTED CLAIMS IN ACCORDANCE WITH ARTICLE X OF THE PLAN AND THEREBY WITHHOLD ALL DISTRIBUTIONS TO HOLDERS OF PREPETITION SUBORDINATED NOTES CLAIMS, OTHER THAN THOSE DISTRIBUTIONS SUBJECT TO THE SUBORDINATION RIGHTS, UNTIL A FINAL ORDER IS ENTERED BY THE BANKRUPTCY COURT RESOLVING THE NOTEHOLDER PREFERENCE ACTION.

         The table below summarizes the classification and treatment of the Claims and Interests under the Plan, as well as the Debtors' estimates of the amount of Claims that will ultimately become allowed in each Class and an estimated percentage recovery for Holders of Claims in each Class. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT ADDRESS ALL ISSUES REGARDING CLASSIFICATION, TREATMENT AND ULTIMATE RECOVERIES AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. Moreover, the proceeds recovered by the Debtors from the disposition of their remaining assets is uncertain and could vary materially from the Debtors' estimates. Specifically, as the remaining Avoidance Actions involve pending litigation, the results of such actions are uncertain and the Debtors' have based their estimate by extrapolating the results of Avoidance Actions which have been resolved as of the date of the filing of the Plan. Whether the results from the pending Avoidance Actions will, in fact, be consistent with the results of Avoidance Action that have been resolved is unknown and inherently speculative. Accordingly, for these and other reasons, while the Debtors believe the information reflected below is based on a reasonable estimate of percentage recoveries, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the Holders of Allowed Claims in any particular Class. In addition, the Plan provides for certain Disputed Claims Reserves to be established with respect to Disputed Claims. As a result, the process of distributing all of the property to be distributed to Holders of Claims under the Plan will be completed over time.

   CLASS DESCRIPTION                       TREATMENT UNDER THE PLAN
   -----------------                       ------------------------
CLASS 1                            CLASS 1 IS UNIMPAIRED BY THE PLAN.
SECURED CLAIMS

                                   Each Holder of an Allowed Secured Claim
                                   will receive either Cash equal to the
                                   amount of such Allowed Secured Claim or
                                   such other treatment that will leave the Allowed Secured Claim as Unimpaired. The
                                   Holder of an Allowed Secured Claim will
                                   receive distributions under the Plan on the later of the Effective Date or the date upon which the Secured Claim becomes an Allowed Claim. Because Holders of Secured
                                   Claims are Unimpaired, they are
                                   conclusively presumed to have accepted the Plan and therefore are not entitled to vote to accept or reject the Plan.

                                   ESTIMATED AMOUNT OF ALLOWED CLAIMS:
                                    $9.3-$9.5 MILLION
                                   ESTIMATED PERCENTAGE RECOVERY: 100%

CLASS 2                            CLASS 2 IS UNIMPAIRED BY THE PLAN.
NON-TAX PRIORITY CLAIMS

                                   Each Holder of an Allowed Non-Tax Priority
                                   Claim will receive either Cash equal to the amount of such Allowed Non-Tax Priority
                                   Claim or such other treatment that will
                                   leave the Allowed Non-Tax Priority Claim as
                                   Unimpaired. A Holder of a Non-Tax Priority
                                   Claim will receive distributions under the Plan on the later of the Effective Date or the date upon which its Non-Tax Priority
                                   Claim becomes an Allowed Claim. Because
                                   Holders of Non-Tax Priority Claims are
                                   Unimpaired, they are conclusively presumed to have accepted the Plan and therefore are not entitled to vote to accept or reject the Plan.

                                   ESTIMATED AMOUNT OF ALLOWED CLAIMS: $0
                                   ESTIMATED PERCENTAGE RECOVERY: 100%

CLASS 3                            CLASS 3 IS IMPAIRED BY THE PLAN.
PREPETITION SENIOR
SECURED NOTES DEFICIENCY           On the Initial Distribution Date, or as soon
CLAIMS & PREPETITION               thereafter as is reasonably practicable, and
SENIOR NOTES CLAIMS                on each Subsequent Distribution Date until
                                   the Allowed Class 3 Claims and Subordination
                                   Rights are satisfied in full, Holders of
                                   Allowed Class 3 Claims will be entitled to
                                   receive (i) their Pro Rata share of the Net
                                   Available Cash, and Cash held in the
                                   Supplemental Distribution Account as to
                                   Subsequent Distributions, plus (ii) the
                                   amounts otherwise distributable to or for
                                   the benefit of Holders of Allowed Class 5
                                   Claims. After the Allowed Class 3 Claims and
                                   Subordination Rights are satisfied in full,
                                   but subject to the terms and conditions of
                                   the Noteholder Preference Action Settlement,
                                   the Holders of Allowed Class 5 Claims will
                                   be entitled to receive amounts which but for
                                   the Subordination Rights would otherwise
                                   have been distributable to Holders of
                                   Allowed Class 3 Claims. Because Holders of
                                   Prepetition Senior Secured Notes Deficiency
                                   Claims and Prepetition Senior Notes Claims
                                   are Impaired, they are entitled to vote to
                                   accept or reject the Plan.

   CLASS DESCRIPTION                       TREATMENT UNDER THE PLAN
   -----------------                       ------------------------
                                    ESTIMATED AMOUNT OF ALLOWED CLAIMS: $23.0 MILLION
                                    ESTIMATED SUBORDINATION REDISTRIBUTION AMOUNT:  $24.0-$25.8 MILLION,
                                       COMPRISED OF APPROXIMATELY $18.0-$19.8 MILLION OF ALLOWED CLASS 3
                                       CLAIMS THAT ARE NOT SATISFIED THROUGH DISTRIBUTIONS UNDER THE PLAN AND
                                       $6.0 MILLION OF POSTPETITION INTEREST AND CHARGES INCURRED
                                       UNDER THE APPLICABLE INTER-CREDITOR AGREEMENTS.
                                    ESTIMATED PERCENTAGE RECOVERY WITHOUT SUBORDINATION
                                       REDISTRIBUTION AMOUNT: 13.8% TO 22.9%
                                    ESTIMATED PERCENTAGE RECOVERY WITH SUBORDINATION
                                       REDISTRIBUTION AMOUNT: 100%

CLASS 4                             CLASS 4 IS IMPAIRED BY THE PLAN.
GENERAL UNSECURED CLAIMS

                                    On the Initial Distribution Date, or as
                                    soon thereafter as is reasonably
                                    practicable, and on each Subsequent
                                    Distribution Date, Holders of Allowed Class
                                    4 Claims will be entitled to receive (i) their Pro Rata share of the Net Available
                                    Cash, and Cash held in the Supplemental
                                    Distribution Account as to Subsequent
                                    Distributions, plus (ii) if the Bankruptcy
                                    Court authorizes and approves the
                                    Noteholder Preference Action Settlement and the Allowed Class 3 Claims and
                                    Subordination Rights are satisfied in full, amounts otherwise distributable to or for the benefit of Holders of Allowed Class 5
                                    Claims until the Noteholder Preference
                                    Claim Redistribution Amount has been
                                    satisfied in full in accordance with the terms and conditions described in Section
                                    5.2(c) of the Plan. The Holder of an
                                    Allowed General Unsecured Claim may make an irrevocable written election to opt-into the classification of Class 6 on a validly executed and timely delivered ballot which election will thereby cause the reduction of such Claim to $5,000 and cause such Holder to instead be deemed a Holder of a Class 6 General Unsecured Convenience Claim for all purposes (including voting and distribution). Because Holders of General
                                    Unsecured Claims are Impaired, they are
                                    entitled to vote to accept or reject the Plan.

                                    ESTIMATED AMOUNT OF ALLOWED CLAIMS: $245.0-$300.0
                                    ESTIMATED PERCENTAGE RECOVERY WITH NOTEHOLDER PREFERENCE ACTION SETTLEMENT:
                                       13.8% TO 22.9%
                                    ESTIMATED PERCENTAGE RECOVERY WITHOUT NOTEHOLDER PREFERENCE ACTION
                                       SETTLEMENT:13.5% TO 23.9%

   CLASS DESCRIPTION                       TREATMENT UNDER THE PLAN
   -----------------                       ------------------------
CLASS 5                          CLASS 5 IS IMPAIRED BY THE PLAN.
PREPETITION SUBORDINATED NOTES
CLAIMS                           Treatment if Noteholder Preference Action
                                 Settlement is Authorized and Approved

                                 If the Bankruptcy Court authorizes and
                                 approves the Noteholder Preference Action
                                 Settlement, then on the Initial
                                 Distribution Date, or as soon thereafter as is reasonably practicable, and on each Subsequent Distribution Date, Holders of
                                 Allowed Class 5 Claims will be entitled to receive their Pro Rata share of the Net
                                 Available Cash, and Cash held in the
                                 Supplemental Distribution Account as to
                                 Subsequent Distributions, provided that
                                 amounts otherwise distributable to or for the benefit of Holders of Allowed Class 5
                                 Claims shall be redistributed: (i) first, to Holders of Allowed Class 3 Claims until the Allowed Class 3 Claims and
                                 Subordination Rights have been satisfied in full in accordance with section 5.2(a) of the Plan (after which time, amounts which but for the Subordination Rights would otherwise have been distributable to
                                 Holders of Allowed Class 3 Claims shall
                                 instead be redistributed to Holders of
                                 Allowed Class 5 Claims subject to the
                                 following clause (ii)), and (ii) then, to Holders of Allowed Class 4 Claims in accordance with the terms and conditions of the Noteholder Preference Action Settlement as described in Section 5.2(c) of the Plan.

                                 Alternative Treatment if Noteholder Preference
                                 Action Settlement is Not Authorized and
                                 Approved

                                 If the Bankruptcy Court does not authorize and approve the Noteholder Preference
                                 Action Settlement for any reason, then 100% of the Face Amount of the Class 5 Claims will be treated as Disputed Class 5 Claims in accordance with Article X of the Plan and the Holders thereof will not be entitled to any distributions under the Plan until a Final Order is entered by the Bankruptcy Court resolving the Noteholder
                                 Preference Action.

                                 Because Holders of Prepetition Subordinated
                                 Notes Claims are Impaired, they are
                                 entitled to vote to accept or reject the Plan.

                                 ESTIMATED AMOUNT OF ALLOWED CLAIMS: $306.7 MILLION
                                 ESTIMATED PERCENTAGE RECOVERY WITH NOTEHOLDER PREFERENCE
                                     ACTION SETTLEMENT : 5.1% TO 13.4%
                                 ESTIMATED PERCENTAGE RECOVERY WITHOUT NOTEHOLDER PREFERENCE
                                     ACTION SETTLEMENT : 3.0% TO 14.1%

   CLASS DESCRIPTION                       TREATMENT UNDER THE PLAN
   -----------------                       ------------------------
                                 CLASS 6 IS IMPAIRED BY THE PLAN.
CLASS 6
GENERAL UNSECURED
CONVENIENCE CLAIMS               Holders of Allowed General Unsecured
($5,000 OR LESS)                 Convenience Claims will receive, at the
                                 election of the Debtors or Reorganized
                                 Service Merchandise, after consultation with
                                 the Creditors' Committee or Plan Committee,
                                 Cash in an amount equal to 18.3% of such
                                 Allowed General Unsecured Convenience Claims
                                 on the Initial Distribution Date (the "cash
                                 option"), or the same treatment provided for
                                 Allowed Class 4 Claims (the "Class 4
                                 option"). A Holder of an Allowed General
                                 Unsecured Convenience Claim may elect to be
                                 treated in the same manner and fashion as a
                                 Holder of an Allowed General Unsecured
                                 Claim. Likewise, a Holder of an Allowed
                                 General Unsecured Claim may elect to reduce
                                 its Allowed Claim to $5,000 and be treated
                                 in the same manner and fashion as a Holder
                                 of an Allowed General Unsecured Convenience
                                 Claim. By remaining, or voting to be treated
                                 as, a General Unsecured Convenience Claim,
                                 the Holder of such Claim will forever waive
                                 and release any rights to a Subsequent
                                 Distribution under the Plan. Because Holders
                                 of General Unsecured Convenience Claims are
                                 Impaired, they are entitled to vote to
                                 accept or reject the Plan.

                                 ESTIMATED AMOUNT OF ALLOWED CLAIMS:  $0.6-$0.7
                                 ESTIMATED PERCENTAGE RECOVERY UNDER CASH OPTION
                                   : 18.3%
                                 ESTIMATED PERCENTAGE RECOVERY UNDER CLASS 4
                                   OPTION : 13.8% TO 22.9%

CLASS 7                          CLASS 7 IS IMPAIRED BY THE PLAN.
OLD EQUITY INTERESTS AND
SUBORDINATED CLAIMS              On the Effective Date, the Old Equity will
                                 be cancelled and neither the Holders of Old
                                 Equity nor the Holders of Subordinated
                                 Claims will receive or retain any
                                 distribution on account of such Old Equity
                                 Interests or Subordinated Claims. Because
                                 Holders of Old Equity Interests and
                                 Subordinated Claims are not receiving or
                                 retaining any property under the Plan, they
                                 are conclusively presumed to have rejected
                                 the Plan and therefore are not entitled to
                                 vote to accept or reject the Plan.

                                 ESTIMATED RECOVERY: 0%

         AFTER CONSULTATION WITH THE DEBTORS, THE CREDITORS' COMMITTEE BELIEVES
THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS
AGAINST THE DEBTORS. ACCORDINGLY, THE CREDITORS' COMMITTEE STRONGLY RECOMMENDS
THAT YOU VOTE TO ACCEPT THE PLAN.

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
I.     INTRODUCTION.............................................................................................      1

II.    PLAN VOTING INSTRUCTIONS AND PROCEDURES..................................................................      1
         A.       Definitions...................................................................................      2
         B.       Notice to Holders of Claims and Interests.....................................................      2
         C.       Solicitation Package..........................................................................      2
         D.       Voting Procedures, Ballots and Voting Deadline................................................      3
                  1.       Holders of Claims Arising out of the Prepetition Senior Secured Notes,
                           Prepetition Senior Notes or Prepetition Subordinated Notes...........................      3
                  2.       Creditors Entitled to Vote on the Plan Other than Holders
                           of Claims Arising out of the Prepetition Senior Secured Notes,
                           Prepetition Senior Notes or Prepetition Subordinated Notes...........................      3
         E.       Confirmation Hearing and Deadline for Objections to Confirmation..............................      4

III.   HISTORY OF THE DEBTORS...................................................................................      5
         A.       The Debtors and Their Business................................................................      5
         B.       Events Leading to Chapter 11..................................................................      5
         C.       Prepetition Capital Structure.................................................................      6
         D.       Prepetition Corporate Structure...............................................................      7

IV.    THE CHAPTER 11 CASES.....................................................................................      7
         A.       Stabilization of The Debtors' Business........................................................      7
                  1.       Continuation of Business; Stay of Litigation.........................................      7
                  2.       Initial Stabilization Efforts........................................................      7
                  3.       Bankruptcy Court Stabilization Relief................................................      9
                           (a)   First Day Orders...............................................................      9
                           (b)   Other Material Bankruptcy Court Orders.........................................     10
                  4.       Appointment of Creditors' Committee..................................................     11
         B.       Development and Implementation of Go-Forward Business Plan....................................     11
                  1.       2000 Business Plan...................................................................     11
                  2.       Results of 2000 Business Plan........................................................     12
                  3.       Bankruptcy Court Relief..............................................................     13
         C.       Debtors' Wind-Down............................................................................     13
                  1.       Decision to Wind-Down................................................................     13
                  2.       Wind-Down Initiatives................................................................     14
                  3.       Bankruptcy Court Relief..............................................................     16
         D.       Summary of Claims Process, Bar Date, and Claims Filed.........................................     17
                  1.       Schedules and Statements of Financial Affairs.  .....................................     17
                  2.       Claims Bar Date......................................................................     17
                  3.       Proofs of Claim and Other Claims.....................................................     18

V.     SUMMARY OF THE PLAN......................................................................................     18
         A.       Overall Structure of the Plan.................................................................     19
         B.       Substantive Consolidation and Intercompany Claims.............................................     19
                  1.       Discussion of Substantive Consolidation Generally....................................     19
                  2.       Application to the Debtors...........................................................     20
         C.       Classification and Treatment of Claims and Interests..........................................     21
                  1.       Treatment of Unclassified Claims Under the Plan......................................     22
                           (a)   Administrative Claims..........................................................     22

                           (b)   Priority Tax Claims............................................................     22
                  2.       Treatment of Classified Claims.......................................................     22
                           (a)   Unimpaired Classes of Claims against the Debtors...............................     23
                           (b)   Impaired Classes of Claims Against and Interests in the Debtors................     23
         D.      Noteholder Preference Action Settlement........................................................     26
                 1.        Background of Noteholder Preference Action...........................................     26
                 2.        The Debtors Believe the Noteholder Preference Action Settlement is Fair and
                           Reasonable...........................................................................     27
         E.      Post-Effective Date Corporate Existence of the Debtors.........................................     28
                 1.        Continued Corporate Existence; Amended and Restated Charter and
                              By-laws; Dissolution of Reorganized Service Merchandise...........................     28
                 2.        Directors and Officers; Effectuating Documents; Further Transactions.................     28
                 3.        Vesting of Assets....................................................................     29
         F.      Distributions Under the Plan...................................................................     29
                 1.        Time of Distributions................................................................     29
                 2.        Interest on Claims...................................................................     29
                 3.        Disbursing Agent.....................................................................     29
                 4.        Delivery of Distributions and Undeliverable or Unclaimed Distributions...............     30
                 5.        Procedures for Resolving Disputed, Contingent, and Unliquidated Claims...............     30
                           (a)   Objection Deadline; Prosecution of Objections..................................     30
                           (b)   No Distributions Pending Allowance.............................................     31
                           (c)   Disputed Claims Reserve........................................................     31
                           (d)   Distributions After Allowance..................................................     31
                 6.        De-Minimis Distributions.............................................................     31
                 7.        Allocation of Plan Distributions Between Principal and Interest......................     32
                 8.        Allowance of Certain Claims..........................................................     32
                           (a)   Professional Fee Claims........................................................     32
                           (b)   Other Administrative Claims....................................................     32
                           (c)   Administrative Claims Bar Date Notice..........................................     32
                 9.        Funding of Cash Reserves.............................................................     33
                 10.       Funding of Supplemental Distribution Account.........................................     33
                           (a)   Resolution of Disputed Claims..................................................     33
                           (b)   Disposition of Remaining Non-Cash Assets.......................................     33
         G.      The Plan Administrator.........................................................................     33
                 1.        Appointment..........................................................................     33
                 2.        Rights, Powers and Duties of Reorganized Service Merchandise and the
                             Plan Administrator.................................................................     33
                 3.        Compensation of the Plan Administrator...............................................     35
                 4.        Indemnification......................................................................     35
                 5.        Insurance............................................................................     36
                 6.        Authority to Compromise and Settle Disputed Claims and Avoidance Actions.............     36
                 7.        Periodic Reports.....................................................................     36
         H.      Creditors' Committee and Plan Committee........................................................     36
                 1.        Dissolution of Creditors' Committee..................................................     36
                 2.        Creation of Plan Committee; Procedures...............................................     37
                 3.        Function and Duration; Compensation and Expenses.....................................     37
                 4.        Liability; Indemnification...........................................................     38
         I.      Miscellaneous Matters..........................................................................     38
                 1.        Treatment of Executory Contracts and Unexpired Leases................................     38
                           (a)   Generally......................................................................     38
                           (b)   Approval of Assumption and Assignment or Rejection of Executory
                                 Contracts and Unexpired Leases.................................................     38
                           (c)   Cure of Defaults of Assumed Executory Contracts and Unexpired Leases...........     39

                          (d)    Rejection Damages Bar Date.....................................................     39
                          (e)    Post-Petition Executory Contracts and Unexpired Leases.........................     39
                          (f)    Post-Confirmation Validity of Designation Rights Order and Agreement...........     39
                          (g)    Miscellaneous..................................................................     40
                 2.       No Discharge of Claims Against Debtors................................................     40
                 3.       Exculpation and Limitation of Liability...............................................     40
                 4.       Indemnification Obligations...........................................................     41
                 5.       Releases by Debtors and Debtors-in-Possession.........................................     41
                 6.       RELEASE BY HOLDERS OF CLAIMS AND INTERESTS............................................     41
                 7.       Injunction............................................................................     42
                 8.       Termination of Subordination Rights and Settlement of Related Claims and
                          Controversies.........................................................................     42
                 9.       Request for Court Hearing.............................................................     42
         J.      Preservation of Rights of Action...............................................................     42
         K.      Closing of Chapter 11 Cases....................................................................     42

VI.    CERTAIN FACTORS TO BE CONSIDERED.........................................................................     43
         A.      General Considerations ........................................................................     43
         B.      Certain Bankruptcy Considerations..............................................................     43
         C.      Claims Estimations.............................................................................     43
         D.      Causes of Action...............................................................................     43
         E.      Other Assets...................................................................................     43
         F.      Operating Reserve..............................................................................     43
         G.      Employees......................................................................................     44

VII.   CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX
         CONSEQUENCES OF THE PLAN...............................................................................     44

         A.      General........................................................................................     44
         B.      Certain Material United States Federal Income Tax Consequences to the Debtors..................     44
                 1.       Regular Federal Income Tax............................................................     44
                          (a)    Cancellation of Indebtedness Income............................................     44
                          (b)    Utilization of Net Operating Losses............................................     45
                 2.       Alternative Minimum Tax...............................................................     45
         C.      Certain Material United States Federal Income Tax Consequences to Holders of Claims............     45
         D.      Allocation of Plan Distributions Between Principal and Interest................................     46
         E.      The Disputed Claims Reserve and the Supplemental Distribution Account..........................     46
         F.      Information Reporting and Backup Withholding...................................................     46
         G.      Importance of Obtaining Professional Tax Assistance............................................     47

VIII.  CONFIRMATION.............................................................................................     47
         A.      Feasibility of the Plan........................................................................     47
         B.      Acceptance of the Plan.........................................................................     47
         C.      Best Interests of Claim Holders................................................................     47
         D.      Liquidation Analysis...........................................................................     48
                 1.       The Debtors...........................................................................     48
                 2.       Liquidation Analysis Is Speculative...................................................     49
         E.      Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative............     49
         F.      Conditions to Confirmation and/or Consummation.................................................     50
                 1.       Conditions to Confirmation............................................................     50
                 2.       Conditions to Effective Date..........................................................     50
         G.      Waiver of Conditions...........................................................................     51
         H.      Retention of Jurisdiction......................................................................     51

IX.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN................................................     53
         A.      Continuation of the Chapter 11 Cases...........................................................     54
         B.      Alternative Chapter 11 Plans...................................................................     54
         C.      Liquidation under Chapter 7....................................................................     54

X.     VOTING REQUIREMENTS......................................................................................     54
         A.      Parties in Interest Entitled to Vote...........................................................     55
         B.      Classes Impaired Under the Plan................................................................     56
                 1.       Voting Impaired Classes of Claims.....................................................     56
                 2.       Non-Voting Impaired Classes of Claims and Interests...................................     56
                 3.       Unimpaired Classes of Claims..........................................................     56

XI.    CONCLUSION...............................................................................................     57
         A.      Hearing on and Objections to Confirmation......................................................     57
                 1.       Confirmation Hearing..................................................................     57
                 2.       Date Set for Filing Objections to Confirmation........................................     57
         B.      Recommendation.................................................................................     57

                                   APPENDICES

APPENDIX A        Joint Plan of Service Merchandise Company, Inc. and its
                    Affiliate Debtors

APPENDIX B        Prepetition Corporate Structure of Service Merchandise Company
                    Inc. and its Affiliate Debtors

APPENDIX C        Liquidation Analysis

                      DISCLOSURE STATEMENT WITH RESPECT TO
                        JOINT PLAN OF SERVICE MERCHANDISE
                     COMPANY, INC. AND ITS AFFILIATE DEBTORS

                                 I. INTRODUCTION

         Service Merchandise Company, Inc. ("Service Merchandise") and 31 of its affiliates (the "Affiliate Debtors," and, together with Service Merchandise, collectively, the "Debtors"), debtors and debtors-in-possession in the above-captioned, jointly administered chapter 11 cases (the "Chapter 11 Cases") submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of title 11, United States Code (the "Bankruptcy Code"), to Holders of claims against and interests in the Debtors in connection with (i) the solicitation of acceptances of the Joint Plan of Service Merchandise Company, Inc. and Its Affiliate Debtors, dated March 5, 2003, as the same may be amended (the "Plan"), filed by the Debtors with the United States Bankruptcy Court for the Middle District of Tennessee (the "Bankruptcy Court"), and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for May 12, 2003, at 1:30 p.m., Prevailing Central Time. A copy of the Plan is attached hereto as Appendix A.

         On March 15, 1999 (the "Involuntary Petition Date"), an involuntary petition (the "Involuntary Petition") for reorganization relief under chapter 11 of the Bankruptcy Code was filed against Service Merchandise in the Bankruptcy Court. On March 27, 1999 (the "Voluntary Petition Date"), Service Merchandise and the Affiliate Debtors filed voluntary petitions (the "Voluntary Petitions") for reorganization relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On March 29, 1999, the Bankruptcy Court granted the Debtors' motion for an order consolidating the Involuntary Petition and the Voluntary Petitions with the Voluntary Petitions being the surviving petitions.

         Concurrently with the filing of this Disclosure Statement, the Debtors filed the Plan which sets forth how Claims against and Interests in the Debtors will be treated. This Disclosure Statement describes certain aspects of the Plan, the Debtors' former operations, significant events occurring in the Debtors' Chapter 11 Cases and other related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETY.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE ARTICLES V AND VI OF THIS DISCLOSURE STATEMENT.

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, CERTAIN FINANCIAL INFORMATION AND CERTAIN CLAIMS AGAINST THE DEBTORS. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

         FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

                   II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       DEFINITIONS

         Except as otherwise defined herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. In addition, all references in this Disclosure Statement to monetary figures refer to United States currency.

B.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

         This Disclosure Statement is being transmitted to Holders of Claims that are entitled under the Bankruptcy Code to vote on the Plan as well as to other parties in interest pursuant to prior orders entered by the Bankruptcy Court. See Article X of this Disclosure Statement for a discussion and listing of those Holders of Claims that are entitled to vote on the Plan and those Holders of Claims and Interests that are not entitled to vote on the Plan. The purpose of this Disclosure Statement is to provide adequate information to enable such Holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

         On [________], 2003, the Bankruptcy Court entered an order ("the Disclosure Statement Order") approving this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such Holders to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

         ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor Reorganized Service Merchandise intend to update the Disclosure Statement; thus, the Disclosure Statement will not reflect the impact of any subsequent events not already accounted for herein. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

C.       SOLICITATION PACKAGE

         Accompanying this Disclosure Statement are copies of (1) the Plan; (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"); (3) if you are the Holder of a Claim(s) entitled to vote on the Plan, one or more

Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan, and (4) if you are the Holder of a Claim(s) or Interest(s) not entitled to vote on the Plan, one or more notices indicating the reason(s) therefor.

D.       VOTING PROCEDURES, BALLOTS AND VOTING

         If you are a Holder of a Claim entitled to vote on the Plan and a ballot is included herewith, after carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies and facsimiles will not be accepted) and return it in the envelope provided.

         Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

         1. HOLDERS OF CLAIMS ARISING OUT OF THE PREPETITION SENIOR SECURED NOTES, PREPETITION SENIOR NOTES OR PREPETITION SUBORDINATED NOTES:

         IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN MAY 5, 2003, AT 4:00 P.M. (PREVAILING CENTRAL TIME) (THE "VOTING DEADLINE") BY INNISFREE M&A INCORPORATED, ATTN:
SERVICE MERCHANDISE COMPANY, INC., 501 MADISON AVENUE, NEW YORK, NEW YORK 10022. DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT. Additionally, if you have any questions about (1) the procedure for voting your Claim with respect to the packet of materials that you have received or (2) the amount of your Claim, you should contact Innisfree M&A Incorporated at the address set forth above or at 877-750-2689.

         If you are a Holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, please contact Innisfree M&A Incorporated at the address or phone number set forth above.

         If you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact Innisfree M&A Incorporated at the address or phone number set forth above. In addition, copies of the Plan and Disclosure Statement (including after the Exhibit Filing Date all Exhibits, Schedules and Appendices) and all pleadings and orders of the Bankruptcy Court are publicly available, at the Bankruptcy Court's general website address: http://www.tnmb.uscourts.gov/.

         2. CREDITORS ENTITLED TO VOTE ON THE PLAN OTHER THAN HOLDERS OF CLAIMS ARISING OUT OF THE PREPETITION SENIOR SECURED NOTES, PREPETITION SENIOR NOTES OR PREPETITION SUBORDINATED NOTES

         IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN MAY 5, 2003, AT 4:00 P.M. (PREVAILING CENTRAL TIME) (THE "VOTING DEADLINE") BY ROBERT L. BERGER & ASSOCIATES, LLC,
ATTN: SERVICE MERCHANDISE COMPANY, INC., 10351 SANTA MONICA BLVD., SUITE 101A, PMB 1028, LOS ANGELES, CA 90025 (Innisfree M&A Incorporated and Robert L. Berger & Associates, LLC are collectively, the "Voting Agents"). Additionally, if you have any questions about (1) the procedure for voting your Claim with respect to the packet of materials that you have received or (2) the amount of your Claim, you should contact Robert L. Berger & Associates, LLC at the address set forth above or at 818-986-7803.

         If you are a Holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, please contact Robert L. Berger & Associates, LLC at the address or phone number set forth above.

         If you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact Robert L. Berger & Associates, LLC at the address or phone number set forth above. In addition, copies of the Plan and Disclosure Statement (including after the Exhibit Filing Date all Exhibits, Schedules and Appendices) and all pleadings and orders of the Bankruptcy Court are publicly available, at the Bankruptcy Court's general website address: http://www.tnmb.uscourts.gov/.

         FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE X OF THIS DISCLOSURE STATEMENT.

E.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

         Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for May 12, 2003 at 1:30 p.m., Prevailing Central Time, before the Honorable George C. Paine II, in Courtroom 1, Customs House, 701 Broadway, Nashville, Tennessee 37203. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed, together with proof of service, with the Bankruptcy Court at Office of the Clerk of the Court, United States Bankruptcy Court, Customs House, 701 Broadway, Nashville, Tennessee 37203 and served so that they are RECEIVED on or before May 5, 2003, at 4:00 p.m. (Prevailing Central Time) by the following parties (the "Notice Parties"):

                  Counsel for the Debtors

                  Skadden, Arps, Slate, Meagher & Flom (Illinois)
                  333 West Wacker Drive
                  Chicago, Illinois  60606-1285
                  Attn: John Wm. Butler, Jr., Esq.
                        George N. Panagakis, Esq.
                        Keith A. Simon, Esq.

                           -and-

                  Bass, Berry & Sims PLC
                  315 Deaderick Street, Suite 2700
                  Nashville, Tennessee 37238
                  Attn: Paul G. Jennings, Esq.
                        Beth A. Dunning, Esq.

                  Counsel for the Creditors' Committee

                  Otterbourg, Steindler, Houston & Rosen, P.C.
                  230 Park Avenue
                  New York, New York 10169
                  Attn: Glenn B. Rice, Esq.
                        Enid Nagler Stuart, Esq.

                           -and-

                  Harwell, Howard, Hyne, Gabbert & Manner P.C.
                  315 Deaderick Street, 18th Floor
                  Nashville, TN 37238
                  Attn: Glenn B. Rose, Esq.

                  United States Trustee

                  The Office of the United States Trustee
                  Customs House, Room 318
                  701 Broadway,
                  Nashville, Tennessee 37203
                  Attn: Beth R. Derrick, Esq.

                           III. HISTORY OF THE DEBTORS

A.       THE DEBTORS AND THEIR BUSINESS

         For more than forty years, the Debtors offered a dominant selection of quality jewelry and products for the home at affordable prices. During the 1970's, the Debtors innovated the retail industry by becoming the nation's top catalog showroom retailer. Specifically, the Debtors principal promotional efforts were made through their annual fall-season catalog of approximately 500 pages and their spring-season catalog of approximately 160 pages which were distributed to tens of thousands of potential customers. At their peak, the Debtors achieved over $4 billion in annual sales, had over 25,000 employees and operated approximately 400 stores across the nation.

         Prior to the Petition Date, the typical store consisted of approximately 50,000 square feet of total retail space (approximately 27,000 square feet of selling space and 23,000 square feet of warehouse space) and was situated on a stand-alone lot or as an anchor in a suburban mall or strip center. The store configuration was designed and well-suited for a catalog showroom retailer where only a sample of the goods were displayed on the shelves and the remaining goods were stored in the back warehouse, but was not an efficient configuration for the more current retail environment where substantially all merchandise is stored on the front shelf space.

         The Debtors' stores were divided into thematic product categories. In the fine jewelry department, merchandise was displayed in showcases. In certain other departments, a sample of the merchandise was displayed, and customers selected their purchases via a clipboard system. The clipboard and order form was taken to a cashier, the product was paid for, and the merchandise was delivered from the back warehouse to a pick-up station. In self-service departments, customers selected merchandise from a shelf or display and took it to a checkout counter to finalize the purchase.

         For many years, the Debtors were one of the nation's largest retailers of jewelry and offered a selection of brand-name hard goods and other product lines. The major categories of goods offered by the Debtors were fine jewelry, kitchen and dining, home accents and furniture, personal care, seasonal, travel, electronics and juvenile furniture and accessories. The Debtors engaged in a highly competitive business and competed with most nationally known jewelry and general retail merchandisers, including department, general merchandise, specialty and discount stores.

B.       EVENTS LEADING TO CHAPTER 11

         The recent proliferation of large, product-specific retail stores (the so-called "category killers") and national discount retailers had steadily eroded the Debtors' sales, profitability and cash flows during the 1990's. In response to these trends, in the fall of 1998, the Debtors converted their retail stores to an interim retail format whereby they eliminated the catalog concept, brought more merchandise onto the sales areas, and refocused their product mix to emphasize higher-margin jewelry, home and gift products. While customers were receptive to the interim format, the short-term economic effects of eliminating seasonal catalogues and certain product lines resulted in a significant decline in overall sales which was not offset by increased sales of the new product mix.

         As a result of the Debtors' decreased net sales in the fourth quarter of fiscal 1998 and the resulting negative cash flows from operations, the Debtors, in early January 1999, commenced an out-of-court restructuring program which included the announcement of a moratorium on the payment of debt incurred prior to January 8, 1999, the retention of an outside management firm to serve as Chief Executive Officer on an interim basis and the procurement of a $750 million credit facility with Citibank, N.A, which replaced the existing $900 million credit facility which the Debtors entered into in 1997 in order to facilitate their transition from a catalogue showroom retailer to an interim retail format. The out-of-court plan also sought to reduce the Debtors' operating expenses by calling for, among other things, the closing of up to 132 stores and four distribution centers, and the reduction of corporate overhead. Moreover, in February 1999, the Debtors' principal trade vendors formed an ad hoc committee to work with the Debtors in their out-of-court restructuring efforts, which ad hoc committee was later expanded to include representatives of all of the Debtors' debenture indebtedness.

         Before the Debtors were able to effect an out-of-court restructuring, five of the Debtors' vendors who were not part of the ad hoc committee filed the Involuntary Petition against Service Merchandise on March 15, 1999. Thereafter, on March 27, 1999, Service Merchandise and each of the Affiliate Debtors filed the Voluntary Petitions.

C.       PREPETITION CAPITAL STRUCTURE

         The Debtors' prepetition capital structure primarily consisted of (i) a secured credit facility, (ii) various public debt facilities, (iii) trade debt and (iv) equity interests.

         As stated above, the Debtors entered into a $750 million credit facility (the "Prepetition Credit Agreement") with Citibank, N.A. (the "Prepetition Agent") and certain lender parties thereto (the "Prepetition Lenders") as part of their out-of-court restructuring. The Prepetition Credit Agreement included, among other things, $150 million in term loans and a maximum of $600 million in revolving loans. Borrowings under the Prepetition Credit Agreement were secured by first priority liens on all material unencumbered assets of the Debtors, including inventory but excluding previously mortgaged property and leasehold interests. As described more fully below, the Prepetition Credit Agreement has been paid off in full and terminated by the Debtors.

         Moreover, on or around June 28, 1990, the Debtors entered into a senior secured credit agreement with the Long Term Credit Bank of Japan ("LTCB") in order to repay other indebtedness of the Debtors. Borrowings under this agreement were secured by first priority liens on certain fee-owned properties of the Debtors and aggregated approximately $63.5 million as of the Petition Date, comprised of $62.7 million in principal and $0.8 million in accrued prepetition interest. Pursuant to Final Order of the Bankruptcy Court, the secured portion of the LTCB debt has been paid off in full by the Debtors and the only remaining unpaid portion is an Allowed Class 3 Claim of $9.0 million.

         The Debtors also have two public debt indentures. First, on or around February 15, 1993, the Debtors issued 9% subordinated notes due 2004 in order to refinance other indebtedness of the Debtors. Borrowings under these notes were unsecured and aggregated approximately $306.7 million as of the Petition Date, comprised of $300.0 million in principal and $6.7 million in accrued prepetition interest. Second, on or around October 15, 1993, the Debtors issued 8 3/8% senior notes due 2001 in order to repay other indebtedness of the Debtors and for general working capital purposes. Borrowings under these notes were unsecured and aggregated approximately $14.0 million as of the Petition Date, comprised of $13.8 million in principal and $0.2 million in accrued prepetition interest.

         On October 4, 1996, the Debtors entered into two loan agreements with First Union National Bank of North Carolina, as lender, (the "SPE Debt") in order to repay other indebtedness of the Debtors and for general working capital purposes. Borrowings under this agreement were secured by first priority liens on certain fee-owned and leased properties of the Debtors and aggregated approximately $68.5 million as of the Petition Date, comprised of $67.2 million in principal and $1.3 million in accrued prepetition interest. Prior to the date hereof, the SPE Debt was purchased by an affiliate of KLA/SM, L.L.C., the purchaser under the Designation Rights Agreement, and the underlying SPE properties were transferred to other affiliates of KLA/SM, L.L.C. In connection with such transfers, all claims against the Debtors in connection with the SPE Debt were deemed satisfied.

         In addition, the Debtors had several prepetition individual mortgages on certain store locations, all of which aggregated approximately $18.2 million. The Debtors or the Designation Rights Purchaser have already paid all amounts owed under certain mortgages prior to the filing of the Plan and the Debtors anticipate that the remaining mortgages will be satisfied by the Designation Rights Purchaser.

         Finally, as of the Petition Date, the Debtors had unsecured trade debt and other expense payables of approximately $300 million on their financial statements and had approximately 100 million shares of common stock outstanding.

D.       PREPETITION CORPORATE STRUCTURE

         As of the Petition Date, the Debtors corporate organization consisted of a parent corporation (Service Merchandise) and the Affiliate Debtors, all of which were directly or indirectly owned by Service Merchandise. A chart of the Debtors' corporate organization as of the Petition Date is attached hereto as Appendix B.

                            IV. THE CHAPTER 11 CASES

         The Debtors' chapter 11 cases progressed through three general stages. First, during 1999, the Debtors' primary focus was on stabilizing the key elements of their business such as merchandising, marketing and store operations. Second, upon the successful completion of their stabilization initiatives, the Debtors turned their attention in 2000 to longer-term operating initiatives and developed a business plan for 2000 designed to leverage their strengths and create avenues for future growth. During 2001, the Debtors continued to refine their business model in their effort to emerge from chapter 11 during the first quarter of 2002. The Debtors, however, were prevented from completing their planned business reorganization and emergence from chapter 11 due to, among other things, an unprecedented soft retail economy, weak capital markets and low consumer confidence and spending during fiscal year 2001. Accordingly, the final stage of these cases involves the wind-down of the Debtors' business.

A.       STABILIZATION OF THE DEBTORS' BUSINESS

         1.       CONTINUATION OF BUSINESS; STAY OF LITIGATION

         On March 27, 1999, each of the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have remained as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. As debtors-in-possession, the Debtors were authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

         An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and stabilize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan under section 1129 of the Bankruptcy Code.

         2.       INITIAL STABILIZATION EFFORTS

         When these cases were commenced, the Debtors were faced with strained vendor relations, marginal liquidity, a third of their stores operating below acceptable performance levels, an anxious workforce, depleted inventories and an unbalanced merchandise assortment. Confronted with these challenges, the Debtors put forth a business plan (the "1999 Stabilization Plan") which was intensely focused on stabilizing the key elements of the Debtors' business such as merchandising, marketing and store operations. Specifically, the 1999 stabilization initiatives included, among other things, the announcement of a permanent management team, the closing of underperforming stores, the divestiture of excess real estate and non-core businesses, various cost cutting, employee rationalization and other austerity measures, the implementation of employee incentive programs designed to retain a stable workforce and improve employee morale, and a refocused merchandising and marketing program.

         In connection with these stabilization initiatives, the Debtors entered into a secured, $750 million postpetition financing arrangement (the "Original DIP Facility") with Citicorp U.S.A., Inc., as collateral agent and administrative agent, and certain lenders party thereto. On March 30, 1999, the Bankruptcy Court entered an interim order approving the terms and conditions of the Original DIP Facility, as well as a final order on April 27, 1999. Borrowings under the Original DIP Facility were secured by substantially the same assets as were borrowings under the Prepetition Credit Agreement. The Debtors used the funds provided by the Original DIP Facility to pay off the Prepetition Credit Agreement and for working capital and general corporate purposes.

         In order to stabilize their workforce, the Debtors developed and refined a key employee retention program. On May 5, 1999, the Bankruptcy Court approved a retention program for fiscal years 1999 and 2000 designed to retain key executives and employees of the Debtors (the "Original Retention Program"). The Original Retention Program contained the following components: (a) a stay bonus based upon the key employees' continued employment with the Debtors and satisfactory performance evaluations; (b) an incentive bonus targeted to individual and team annual financial performance; (c) a severance payment for protection from termination without cause; (d) a program designed to retain and motivate information technology employees; and (e) a discretionary bonus pool of the Chief Executive Officer designed for unique situations, one-off needs or certain employees not otherwise covered by the other components of the retention program.

         Moreover, the Debtors sought to improve their vendor relationships as their ability to continue to provide quality goods and satisfaction to their customers depended critically upon the uninterrupted flow of merchandise from their vendors. In order to give comfort to, and repair their relationships with, their vendors, the Debtors sought and obtained various vendor-related relief from the Bankruptcy Court. For example, the Debtors were authorized to pay certain reclamation claims and "gap" claims in the ordinary course of business. In addition, the Debtors established clear consignment procedures whereby vendors were able to consign goods to the Debtors without fear of losing them to the Debtors' secured creditors.

         In order to maximize the value of their real estate portfolio, the Debtors sought and were authorized by the Bankruptcy Court to, among other things, sell certain surplus real estate assets and establish bidding procedures in connection therewith. On July 8, 1999, the Debtors held an auction for certain leased and fee-owned properties. Bidding at the auction was active and spirited, with 66 qualified bidders and their advisors attending the auction. As a result of the bidding procedures and auction, the Debtors sold 78 properties for approximately $80 million. Each of these sales were approved by the Bankruptcy Court during the Chapter 11 Cases. The Debtors used these funds for, among other things, general corporate and working capital purposes, as well as to pay down their secured debt collateralized by such real estate.

         Due to the Debtors' reduced retail store count, the Debtors also implemented several cost reduction initiatives. These actions included, among other things, a corporate workforce reduction of approximately 250 employees resulting in annualized savings of over $9,000,000, the closure of two distribution centers resulting in annualized savings of over $13,000,000, and the closure of five regional jewelry repair centers resulting in annualized savings of over $3,000,000.

         As a result of such efforts and initiatives, the Debtors were able to restore support and confidence among nearly all of their major constituents by the end of 1999. This confidence was most clearly shown in, among other things, the significant restoration of normalized trade terms with vendors, substantially reduced attrition rates among key employees and reduced out-of-stock experiences with customers. Furthermore, the success of these stabilization initiatives was clear as the Debtors had materially exceeded all of their business objectives under the 1999 Stabilization Plan. Most notably, the Debtors attained a 1999 continuing EBITDAR(1) of $25.2 million, an amount which materially exceeded their target. This final 1999 EBITDAR result also represented a substantial improvement in performance over the same period on a continuing comparable store basis from 1998.

         3.       BANKRUPTCY COURT STABILIZATION RELIEF

         As discussed above, the Debtors successfully stabilized their business operations in 1999 and restored confidence in their major constituents. In order to achieve these results, the Debtors sought, and were granted, the following relief from the Bankruptcy Court.

                  (a)      FIRST DAY ORDERS

         To implement and achieve these stabilization results, the Debtors filed several motions seeking the relief provided by certain so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.

         The first day orders in the Chapter 11 Cases authorized, among other things:

         - the retention of the following professionals to serve on behalf of the Debtors: Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practice entities, as counsel to the Debtors; Bass, Berry & Sims PLC, as counsel to the Debtors, Jay Alix & Associates, as financial advisors and restructuring consultants to the Debtors; Deloitte & Touche LLP, as accountants and independent auditors of the Debtors; DJM Asset Management LLC, as real estate advisor to the Debtors; and Robert L. Berger & Associates LLC, as noticing and claims agent, and the continued retention of professionals utilized by the Debtors in the ordinary course of their business;(2)

         - the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

         - the payment of certain prepetition claims, such as employees' accrued prepetition wages and employee benefit claims, priority "gap" claims, contractors' claims in satisfaction of liens, shipping charges and related possessory liens, consignment vendors' claims, reclamation claims, tax claims and claims of customer service providers, and the continuation of certain prepetition customer practices;

         -        the continuation of utility services during the Chapter 11
                  Cases;

-----------------------------

(1) EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring charges.

(2) During the course of the Chapter 11 Cases, the Debtors retained additional advisors to assist in their turnaround and subsequent wind down efforts, such as, among others, Rothschild, Inc., Gemini Realty Advisors LLC, Grubb & Ellis/Centennial Incorporated and Abacus Advisory & Consulting Corp LLC.

         - the retention of SGO Joint Venture as store closing consultant to the Debtors;

         - the provision of financial accommodations on an interim basis in accordance with the Original DIP Facility; and

         - the joint administration of each of the Debtors' bankruptcy cases, as well as the consolidation of the Service Merchandise involuntary case into the Service Merchandise voluntary case.

                  (b)      OTHER MATERIAL BANKRUPTCY COURT ORDERS

         Various other forms of relief were sought and obtained from the Bankruptcy Court during the Chapter 11 Cases. This relief included:

         - various employee-related orders including the implementation of a key employee retention program and the assumption of certain employment contracts of senior management;

         - various financing orders including the final approval of the Original DIP Facility and DIP Facility, as well as the use of cash collateral and granting of adequate protection;

         - various vendor-related orders approving the implementation of a vendor return program and post-petition consignment vendor program;

         - various orders authorizing discovery and litigation relating to certain actions and events occurring prior to the commencement of the involuntary chapter 11 case by five creditors on March 15, 1999;

         - various orders authorizing relief in connection with the Company's 2000 Business Plan, including certain employee, financing, vendor and asset disposition orders;

         - various asset disposition orders including the assumption/rejection of certain executory contracts and unexpired leases; the sale of substantially all leased and fee-owned properties; and the sale of substantially all of the assets of B.A. Pargh Company, Inc.; and

         - various orders authorizing the wind-down of Debtors' business operations beginning in January 2002, including certain employee, financing, vendor and asset disposition orders.

         4.       APPOINTMENT OF CREDITORS' COMMITTEE

         On April 8, 1999, the United States Trustee for the Middle District of Tennessee appointed the Creditors' Committee pursuant to section 1102(a) of the Bankruptcy Code. The Creditors' Committee is currently comprised of the following entities: American Credit Indemnity Co., Bank of New York, Bulova Corporation, G. Thomas Curtis, Mattel, Inc., Michael J. Biscone, O'Sullivan Industries, Inc., L.P., Remington Products Company, LLC, Simon Property Group, L.P., State Street Bank and Trust Co., and Vijay Gold Designs.(3) The Creditors' Committee retained

-----------------------------

(3) The Creditors' Committee, as originally appoint by the United States Trustee, has had the following changes during the Chapter 11 Cases: (1) Bennett Management Corporation resigned from the Creditors' Committee on or around April 30, 1999, was replaced by Contrarian Capital Management, L.L.C. on April 30, 1999, who later resigned on February 15, 2000, and was replaced by G. Thomas Curtis on March 16, 2000; (2) Icon Health & Fitness, Inc. resigned from the Creditors' Committee on September 1, 1999, and was replaced by Remington Products Company, LLC on September 13, 1999; and (3) Lucent Technologies

                                                                  (continued...)

the law firm of Otterbourg, Steindler, Houston & Rosen PC located in New York, New York. Co-counsel to the Creditors' Committee is the law firm of Harwell, Howard, Hyne, Gabbert & Manner PC located in Nashville, Tennessee. The Creditors' Committee accountants and financial advisors is Ernst & Young Financial Advisory Services. On March 14, 2001, acting pursuant to authority previously granted by the Court earlier in 2001, the Creditors' Committee commenced an adversary proceeding (No. 301-145A) by filing its verified complaint under seal pursuant to an Order of the Bankruptcy Court (the "Adversary Proceeding"). The Creditors' Committee, through its counsel, conducted an extensive investigation relating to the subject matter of the Adversary Proceeding, including discovery of persons or entities with information relating to certain actions and events occurring prior to the commencement of the involuntary chapter 11 case by five creditors on March 15, 1999. Following a mediation process, the Adversary Proceeding was resolved on terms determined by the Creditors Committee to be in the best interests of the creditors and the Debtors' estates[, subject to final approval of the Bankruptcy Court after notice and a hearing]. The Creditors Committee, through its counsel, has advised the Debtors that information to be included in this Disclosure Statement regarding the Adversary Proceeding should consist of the disclosures included in this paragraph which the Committee has concluded is adequate pursuant to Section 1125 of the Bankruptcy Code.

B.       DEVELOPMENT AND IMPLEMENTATION OF GO-FORWARD BUSINESS PLAN

         1.       2000 BUSINESS PLAN

         Having stabilized their business in 1999, the Debtors turned their attention to longer-term operating initiatives. Specifically, the Debtors developed a business plan for 2000 (the "2000 Business Plan") designed to leverage their strengths and create avenues for future growth. Following a comprehensive examination of nearly every aspect of their business, the Debtors, after extensive analysis and consultation with their retained professionals, finalized the 2000 Business Plan during February and March, 2000. The Debtors ultimately presented the 2000 Business Plan on March 21, 2000 before a group of over 500 key constituents.

         The 2000 Business Plan had several significant components. First, the Debtors' reassessed their core merchandise assortment and determined to expand their jewelry and jewelry related product offerings, immediately exit from certain unprofitable hardlines categories, including toys, juvenile, sporting goods, most consumer electronics, and most indoor furniture, and to focus on a more targeted selection of hardlines. The Debtors possessed several attributes that they believed provided a competitive advantage over other jewelry retailers. Specifically, unlike the vast majority of their competitors who occupied high cost real estate in regional and super regional malls, the Debtors' stores were located in low cost, high traffic strip shopping centers and free standing locations. In addition, the Debtors had an in-house design, buying and production staff that produced high-quality, value-priced jewelry at a lower cost than the Debtors' competitors.

         With respect to the hardlines sector, the Debtors compared less favorably to their competitors than those in the jewelry sector as a result of, among other things, (i) the limited amount of space the Debtors could dedicate to each hardline category and (ii) the highly competitive nature of the hardlines sector in general due to the proliferation of discount stores and category-killers. Accordingly, the Debtors determined to focus on a more targeted selection of hardlines that customers had historically shown a strong affinity for purchasing at the Debtors' stores. Moreover, the Debtors emphasized hardline categories that also had strong adjacency relationships and an affinity with the Debtors' core jewelry business in order to provide a more synergistic shopping environment. With respect to their discontinued hardline categories, the Debtors, with the assistance of their retained professionals,

-----------------------------

         (...continued)
(3)      Products, L.P. resigned from the Creditors' Committee on April
         12, 2000, was replaced by Uniden Financial, Inc. on May 8, 2000, who later resigned on August 10, 2000, and was replaced by O'Sullivan Industries, Inc. on August 28, 2000.

conducted inventory clearance sales for more than $189 million of merchandise during the spring and summer of 2000.

         With a more focused assortment of merchandise, the Debtors' were also able to readdress their store layouts and capitalize on the value of their real estate. Specifically, the Debtors' refurbished all of their stores to various degrees depending upon, among other things, market area, store performance, and store footprint limitations. In the process, the Debtors' improved the utilization of their real estate by both converting a significant amount of back room warehouse space into revenue generating front sale space and overall reducing the amount of floor space needed for retail operations. The Debtors reduced the amount of space needed to operate at many of their stores by half, paving the way for the Debtors' to implement a subleasing program to maximize the value of their real estate assets. In particular, the Debtors subleased, or entered into other real estate transactions, for approximately 57 of their stores during the Chapter 11 Cases.

         The Debtors also procured a new credit facility that was more tailored to their revised business platform and capital expenditure requirements. Specifically, pursuant to Bankruptcy Court orders dated April 4, 2000 and June 27, 2000, the Debtors entered into a new secured, $600 million postpetition credit facility (the "DIP Facility") with Fleet Retail Finance, Inc., as collateral and administrative agent (the "DIP Agent") and certain lenders party thereto (the "DIP Lenders"). Borrowings under the DIP Facility were secured by substantially the same assets as were borrowings under the Original DIP Facility. The Debtors used the funds provided by the DIP Facility to pay down the Original DIP Facility and for working capital and general corporate purposes.(4) The DIP Facility was also convertible to an exit facility provided that certain financial conditions were met.

         In addition, on February 27, 2001, the Debtors were authorized by the Bankruptcy Court to enter into a three year, $35 million committed vendor line of credit with The CIT Group/Commercial Services, Inc. ("CIT") on a non-superpriority basis under section 364(b) of the Bankruptcy Code (the "CIT Line").

         The 2000 Business Plan also included significant cost cutting initiatives, including a workforce reduction involving the elimination of between 5,000 and 6,000 positions at the corporate offices, distribution centers, and stores/field organization, including the closing of two distribution centers. The Debtors largely continued their employee retention programs from the prior year to retain, motivate and adequately compensate transitional and go-forward employees.

         2.       RESULTS OF 2000 BUSINESS PLAN

         At the core of the 2000 Business Plan was targeted EBITDAR for continuing store operations of $41 million. This targeted EBITDAR represented an approximate $16 million improvement over 1999's EBITDAR, thus, providing a clear indication of progress in these Chapter 11 Cases. As announced on February 1, 2001, the Debtors' actual EBITDAR for fiscal year 2000 was $44.9 million, which exceeded targeted EBITDAR by 9.5%. In addition to their financial accomplishments, the Debtors were able to further strengthen their on-going business relationships with their banks, vendors and employees, whose continued support was critical to the implementation of the various, and substantial, strategic initiatives undertaken by the Debtors in the 2000 Business Plan.

         While the Debtors' were encouraged with their financial results under the 1999 and 2000 Business Plans, the Debtors determined, after consultation with the DIP Lenders and Creditors' Committee, that operating within the context of chapter 11 for an additional Christmas selling season, rather than emerging during their original timeline of Spring 2001, was in the best interest of the Estates. Specifically, as was widely reported by industry analysts, the

-----------------------------

(4) As described below, the Debtors have fully paid off all amounts owed under the DIP Facility and terminated the DIP Facility pursuant to Bankruptcy Court order dated April 25, 2002.

2000 holiday retail season was one of the more difficult and challenging in recent years with weak capital markets, low consumer confidence and spending and few retailers achieving all of their business objectives.(5)

         Moreover, while the Debtors were meeting or exceeding their "bottom-line" business objectives, the weak retail and capital markets adversely effected other areas of the Debtors' business operations. Specifically, the Debtors were not experiencing their anticipated sales growth and their subleasing program was progressing more slowly than anticipated under their business models. Furthermore, due to the harsh retail market and weak capital markets, the Debtors were particularly concerned that such an emergence date would, among other things, materially jeopardize their liquidity resources and vendor relations, two of the major contributing factors to the inception of these Chapter 11 Cases. Due in part to these adverse factors, the Debtors determined, after consultation with the Creditors' Committee and DIP Lenders, that there were unjustified risks associated with an emergence during Spring, 2001. Accordingly, rather than expose the Estates to these risks, the Debtors continued to refine their business model during 2001 and sought to emerge from chapter 11 during the first quarter of 2002.

         3.       BANKRUPTCY COURT RELIEF

         As stated above, the Debtors sought and were granted various forms of relief from the Bankruptcy Court in furtherance of their 2000 Business Plan. Certain of this relief is listed below:

                  - approval of 57 sublease and other real estate transactions;

                  -        approval of the DIP Facility;

                  -        approval of key employee retention programs;

                  - approval to retain Gemini Realty Advisors as real estate advisor and Service Real Estate Venture as real estate broker;

                  - approval to enter into a three year, $35 million committed vendor line of credit with The CIT Group/Commercial Services, Inc.; and

                  - assumption of certain employment contracts of senior management.

C.       DEBTORS' WIND-DOWN

         1.       DECISION TO WIND-DOWN

         The 2001 strategic initiatives were primarily designed to significantly reduce the Debtors' expenses and to reduce and realign their capital expenditure program. Also, consistent with their previous business plans, the Debtors' established certain business goals for 2001. In particular, the Debtors established a goal for Continuing Threshold EBITDAR of $60 million (a projected $15 million improvement over actual Continuing EBITDAR of $44.9 million for fiscal year 2000). This goal reflected the level at which the Debtors would be likely to perform if the retail economy, as projected, remained weak in the first half of 2001 and partially recovered in the second half of 2001.

         Rather than recover, however, the overall retail economy and capital markets further deteriorated during 2001. This deterioration was most clearly shown by the substantial amount of chapter 11 filings, out-of-court restructurings or store closings that occurred in 2001 or as a primary result of the 2001 retail market. Specifically,

-----------------------------

(5) The Salomon Smith Barney index of 50 retailers showed December 2000's same store sales rose 0.5%, matching the smallest increase since March, 1995.

certain of the most well-known retailers, including Ames, Bradlees, Montgomery Wards, Franks Nursery and Crafts, Heilig Meyers and Costless, announced chapter 11 filings, out-of-court restructurings or store closings.

         Due to this soft retail market, weak capital markets and the continued loss of consumer confidence and spending, the Debtors were prevented from completing their planned business reorganization and emergence from chapter 11. The Debtors no longer believed that their go-forward financial plan would be feasible in light of these recent retail operating trends and the size of their revolving credit and other debt carried forward from prior years. Accordingly, the Debtors determined in their business judgment, and with the consensus of the Creditors' Committee and DIP Lenders, to cease their ongoing business operations and commence going-out-of-business ("GOB") sales.

         On January 18, 2002, the Bankruptcy Court approved the Debtors' business judgment to cease their ongoing business operations and conduct GOB sales at their stores. The Debtors and their advisors believed it was in the best interests of creditors to immediately commence the winding down of the Debtors' businesses and to dispose of the Debtors' assets in an orderly fashion. Specifically, prompt execution of the Debtors' wind-down strategy at this time was critical given that the first quarter is historically a time of significant cash drain, and any delay would only have lead to continued operational losses. Moreover, the risk of inventory "shrink" would have increased substantially if the sale process was delayed as would the risk that the Debtors' inventory would grow stale and its realizable value diminish.

         2.       WIND-DOWN INITIATIVES

         In order to maximize the value of their inventory and the GOB sales, the Debtors determined to enter into an agency agreement with an inventory liquidating agent who would then conduct the GOB sales at the Debtors' stores. Accordingly, on January 12, 2002, the Debtors held an auction to select a liquidating agent for the sale of their inventory at which two groups of liquidating agents were present. After numerous rounds of bidding, the Debtors, after consultation with the Creditors' Committee, determined that the bid offered from the joint venture comprised of SB Capital Group, LLC, Gordon Brothers Retail Partners, LLC and the Ozer Group LLC (collectively, the "GOB Agent") was the highest and otherwise best bid under which the Debtors would receive, among other things, a certain guaranteed percentage of the retail price of their inventory, as well as certain percentages of the actual proceeds from the GOB sales once such proceeds exceeded certain pre-determined amounts. On January 18, 2002, the Bankruptcy Court approved the sale of the Debtors' inventory to the GOB Agent, as well as an agency agreement by and between the Debtors and GOB Agent which, among other things, provided that the GOB Agent, rather than the Debtors, was responsible for the carrying costs of the Debtors' stores (more than $5 million per month) during the GOB sales.

         The Debtors' GOB sales were highly successful. While the Debtors originally anticipated that such sales would continue through May, 2002, the vast majority concluded by the end of March, 2002. As a result of such sales, the Debtors received approximately $305 million under the Agency Agreement with the GOB Agent.

         Simultaneously with the disposition of their inventory, the Debtors were exploring their strategic alternatives with respect to their next largest assets: their real estate portfolio and store and warehouse furniture, fixtures and equipment ("FF&E"). The efficient management and disposition of these assets was also critical to the Debtors' efforts of maximizing recoveries to creditors. In addition to the proposed purchase price, the Debtors also had to focus on the timely disposition of these assets in order to avoid incurring unnecessary administrative expenses that provided no benefit to the Estates, but merely would reduce recoveries to creditors.

         Accordingly, on or around February 15, 2002, the Debtors entered into a "stalking horse" asset purchase agreement with the joint venture comprised of Kimco Realty Corporation, SB Capital Group, LLC, Simon Property Group, Inc. and the Nassi Group, L.P. (collectively, the "Kimco Group") with respect to the sale of designation rights for the Debtors' approximately 218 store-related real estate holdings. As part of such agreement, the Kimco Group offered the Debtors, among other things, $100 million of cash consideration, the assumption of certain of the

Debtors' mortgages, the reimbursement of the Debtors' carrying costs associated with the stores pending disposition (more than $5 million per month), and the sharing of the net profits in excess of certain pre-determined levels realized through the disposition of the Debtors' stores, with 85% of such profits going to the Kimco Group and 15% to the Debtors. The proposal from the Kimco Group remained subject to higher or otherwise better bids pursuant to procedures approved by Bankruptcy Court order dated February 25, 2002.

         On or about March 5, 2002, the Debtors conducted an auction for the sale of such designation rights in order to maximize their value to the Debtors and their Estates. The auction was attended by two bidders: the Kimco Group and the joint venture comprised of Klaff Realty, L.P., Lubert-Adler Partners, L.P. and Developers Diversified Realty Corporation (collectively, the "Klaff Group" or "Designation Rights Purchaser"). The auction spanned eight hours, over the course of which both bidders substantially improved their bids. After extensive caucus sessions, there were several rounds of head-to-head bidding, whereupon both parties improved the cash component proposed under their bids. At the conclusion of the auction, the Debtors, after consultation with the Creditors' Committee, determined that the bid offered from the Klaff Group was the highest and otherwise best bid which contained, among other things, $125 million of cash consideration and assumption of certain of the Debtors' mortgages. Specifically, the Klaff Group's bid consisted of four key components: (1) an initial $116.4 million up-front cash payment to the Debtors; (2) an agreement to share the net profits realized through the disposition of the Debtors' stores in excess of certain pre-determined levels through the Newco structure as described below, with 80% of such profits going to the Klaff Group and 20% to the Debtors (for which the Klaff Group guaranteed the Debtors a minimum recovery on this "back-end" profit sharing arrangement of $8.6 million, to be paid when a plan was confirmed); (3) the assumption by the Klaff Group of the full responsibility for reimbursement of the Debtors' carrying costs associated with the stores pending disposition (more than $5 million per month), which liability were secured by a letter of credit; and (4) an agreement not to put back to the Debtors any assumed leases, thereby eliminating the Debtors' potential administrative liability under these leases. On March 16, 2002, the Bankruptcy Court entered the Designation Rights Order approving the sale of the designation rights to the Klaff Group.

         As contemplated by the Asset Purchase Agreement, KLA/SM Newco Parent, LLC ("Newco") has been formed as a Delaware limited liability company to sell, market, develop, lease and/or invest in commercial real estate for the benefit of its members. Eighty percent of the membership interests in Newco are owned by affiliates of the Designation Rights Purchaser, and the remaining twenty percent of the membership interests are owned by the Debtors. Upon the occurrence of the Confirmation Hearing, the ownership interest of the Debtors in all properties subject to the Asset Purchase Agreement which have not been previously sold or otherwise disposed of in accordance with the terms of the Asset Purchase Agreement (the "Newco Properties") will be conveyed to Newco. In addition, any Net Proceeds (as defined in the Asset Purchase Agreement and including reimbursement of the Designation Rights Purchaser's carrying costs) in excess of certain thresholds and any Net Proceeds from the sale of properties which are scheduled to close after the Confirmation Date will be conveyed to Newco on the Effective Date of the Plan. Pursuant to the Asset Purchase Agreement, the Debtors will receive distributions equal to twenty percent of the available cash flow from Newco's operations from time to time and/or twenty percent of the Net Proceeds from the sale of any Newco Property, but only to the extent that funds are available after certain required distributions are made to and for the benefit of the Designation Rights Purchaser, including distributions for Dividends (as defined in the Asset Purchase Agreement) due to the Designation Rights Purchaser and distributions to pay borrowings under the investment line of credit established to fund the operations of Newco. Furthermore, the Debtors will not receive distributions of available cash flow or Net Proceeds from the sale of Newco Properties until the aggregate cash flow and Net Proceeds retained by Newco in lieu of distribution to the Debtors exceeds $8,600,000, which is the guaranteed payment previously paid to the Debtors. Newco will continue to operate until all Newco Properties have been sold or otherwise disposed of, however, if Newco fails to become a publicly traded entity within five (5) years of the Confirmation Date, then it will liquidate its portfolio and distribute the proceeds of liquidation among the members in the same manner as distributions of available cash flow and Net Proceeds.

         As of December 31, 2002, the Debtors and Klaff Group have disposed of the vast majority of the Debtors' stores. Specifically, the Debtors have assumed/assigned or sold 93 leased and fee-owed stores pursuant to the designation rights, rejected 67 leased stores and entered into 4 other real estate transactions, such as lease terminations, with respect to their stores, such as lease terminations. Moreover, as contemplated by the asset purchase agreement, the Debtors and the Klaff Group have agreed to the portion of the Cure Claims which are the obligation of the Debtors at $2,300,000. However, rather than pay such amounts to the Klaff Group and then have the Klaff Group subsequently pay the Debtors their guaranteed back-end profit sharing of $8,600,000 at plan confirmation, the parties agreed to net these two amounts and accelerate the payment thereof, resulting in a payment from the Klaff Group to the Debtors on or about December 10, 2002 in the amount of $6,300,000.

         In addition to their retail stores, the Debtors have disposed of the vast majority of their other significant assets, other than the Sales Support Center. For example, the Debtors have, among other things, sold their warehouse located in Nashville, Tennessee for $7.4 million, FF&E located in the Debtors' stores and certain warehouses for $3.9 million, certain intellectual property assets for over $1.0 million and other miscellaneous assets for over $0.9 million.

         Moreover, in March, 2001, the Debtors filed approximately 1,152 Avoidance Actions seeking to recover potentially avoidable transfers and damages for breach of contract and violations of the automatic stay. In connection with the filing of such actions, the Debtors developed, after consultation with the Creditors' Committee, carefully crafted procedures for the filing, prosecution and management of such actions. In addition, at or around the time of filing the Avoidance Actions, the Debtors determined to stay approximately 474 Avoidance Actions (the "Stayed Actions") filed against critical go-forward vendors, and contemplated possibly abandoning certain of the Stayed Actions in connection with a plan of reorganization. Due to the Debtors' decision to wind-down operations, however, the Debtors determined that prosecution of the Stayed Actions was in the best interests of creditors. Accordingly, upon the Debtors' request, the Court lifted the stay on or around January 25, 2002 and thereafter the Debtors commenced prosecution of the Stayed Actions. The Debtors and their professionals have vigorously prosecuted the Avoidance Actions during these chapter 11 cases and have settled or otherwise resolved approximately 711 Avoidance Actions to date.

         As of the commencement of the Debtors' wind down, the Debtors had approximately 8,300 employees. During the course of their wind-down, however, the Debtors have progressively reduced their workforce as they completed their GOB sales and disposed of their major assets. Accordingly, upon emergence from these Chapter 11 Cases, the Debtors expect to have approximately 15 employees.

         Moreover, in order to retain and motivate employees to maximize creditor recoveries in connection with the Debtors' wind-down, the Bankruptcy Court entered an order on January 31, 2002 authorizing the Debtors to implement a wind-down employee retention program. The program established, among other things, a stay bonus program designed to retain seven of the Debtors' key employees, a discretionary bonus pool designed for unique situations and particular needs of the Debtors, a discretionary bonus pool for the two remaining officers of the Debtors, and a performance incentive plan (the "Performance Incentive Plan") designed to motivate twenty-eight key employees of the Debtors to achieve recoveries above the mid-point of the expected recovery percentage ("ERP") range to unsecured creditors and to achieve substantial completion of the claims resolution process (the "Speed Bonus"). Specifically, the Debtors, after consultation with the Creditors' Committee, established the ERP at 15.0%, which provides an aggregate award to participating employees of approximately $400,000 for reaching such target, with additional awards for recoveries above the ERP. Additionally, the Speed Bonus established a series of award amounts that would be payable to the extent that more than 90% of the claims filed in these cases were resolved by a specific point in time. Based upon the status of the claims administration process and that certain claims were not ripe for objection, the Creditors' Committee determined that the Debtors had achieved the Speed Bonus as of June 30, 2002 in accordance with the Performance Incentive Plan and that therefore the participants thereunder had earned $1 million, which amount has not yet been paid.

         Finally, as more fully discussed in Section IV.D of this Disclosure Statement, the Debtors continued analyzing, reconciling and, if necessary, objecting to the more than 5,000 proofs of claim that were filed against the Debtors for, in the aggregate, almost $1.6 billion. As a result of such efforts, the Debtors have already resolved a substantial portion of the outstanding Claims, both in number and in amount, filed in these cases. Of particular significance, the Debtors have already paid the vast majority of their secured claims, such as the DIP Facility and Prepetition Senior Secured Notes Claims pursuant to Bankruptcy Court orders dated April 25, 2002 and October 29, 2002, respectively.

         3.       BANKRUPTCY COURT RELIEF

         As stated above, the Debtors sought and were granted various relief from the Bankruptcy Court in furtherance of their wind-down efforts. Certain of this relief is listed below:

         - the approval to conduct the GOB sales and to retain the GOB Agent and other wind-down professionals;

         - the sale of designation rights with respect to substantially all the Debtors' real estate to the Designation Rights Purchaser;

         - the sale of certain other assets, such as the Nashville warehouse, the Debtors' FF&E and certain intellectual property and customer lists.

         - the approval of procedures for the rejection of executory contracts and unexpired leases;

         -        the approval of procedures to sell de-minimis assets

         -        the implementation of a wind-down employee retention program.

         -        the approval of procedures for the resolution of claims

         -        various orders implementing the exercise of the Designation
                  Rights

         -        the payoff of the DIP Facility;

D.       SUMMARY OF CLAIMS PROCESS, BAR DATE, AND CLAIMS FILED

         1.       SCHEDULES AND STATEMENTS OF FINANCIAL AFFAIRS

         On June 10, 1999, each of the Debtors filed their respective Schedules of Assets and Liabilities and Statements of Financial Affairs and the corresponding Global Notes (collectively, the "Schedules and Statements") with the Bankruptcy Court. Among other things, the Schedules and Statements set forth the Claims of known creditors against the Debtors as of the Petition Date based upon the Debtors' books and records. While the Claims set forth in the Schedules and Statements, and summarized below, include Intercompany Claims, they do not include amounts represented by guarantees. These amounts do not take into account Claims that have been expunged as the result of Claims objections, Claims reconciliation or secured debt that has been paid during these Chapter 11 Cases.

                                                     CLAIMS
               ---------------------------------------------------------------------------------------
                   SECURED               PRIORITY              UNSECURED                  TOTAL
------------------------------------------------------------------------------------------------------
DEBTORS        $418,489,951.38        $15,597,513.18        $674,946,030.95         $1,109,033,495.51
------------------------------------------------------------------------------------------------------

         2.       CLAIMS BAR DATE

         On January 26, 2000, the Bankruptcy Court entered an Order (the "Bar Date Order") establishing the general deadline for filing proofs of claim against the Debtors (the "Bar Date"). The deadline established by the Bankruptcy Court was May 15, 2000 for Claims except for Claims based on the rejection of executory contracts and unexpired leases as to which the bar date is the later of (i) the Bar Date, (ii) 30 days after rejection or (iii) such other date as set by the Bankruptcy Court. The Debtors' claims and notice agent provided notice of the Bar Date by mailing: (i) a notice of the Bar Date; (ii) a proof of claim form to each person listed in the Schedules; and (iii) statements which indicated whether the Claim of each recipient was listed in the Schedules and Statements as either unliquidated, contingent and/or disputed. In addition, on March 30, 2000, the Debtors published notice of the Bar Date in The New York Times (National Edition), The Wall Street Journal (Global Edition), and USA Today (International Edition).

         3.       PROOFS OF CLAIM AND OTHER CLAIMS

         As is evident from the number and dollar amount of Claims filed against the Debtors, the Debtors' cases are large and complex. Specifically, more than 5,200 proofs of Claim were filed against the Debtors for, in the aggregate, in excess of $1.6 billion. Recognizing the time required to resolve Claims of this volume and magnitude, the Debtors timely began to review their books and records in preparation for the Claims administration and objection process in 2001. To expedite the claims objection and administration process, the Debtors developed various categories of Claims and assigned teams of personnel to primarily review and administer their "assigned" claims category. For example, the Debtors developed various Claims categories such as, among others, personal injury litigation Claims, Claims relating to the Debtors' Executive Security Plan, Claims filed by the Debtors' expense vendors, Claims filed by the Debtors' trade vendors, Claims relating to the Debtors' sale of BA Pargh, tax Claims and employee Claims. By having the same personnel review and administer their assigned category of Claims, the Debtors were able to effectively and efficiency administer the claims objection process.

         The Debtors' prior preparation enabled them to promptly commence the Claims objection process soon after announcing their wind-down, and to substantially complete the claims objection and administration process prior to filing the Plan. As a result of such efforts, the Debtors have, to date, resolved the vast majority of the Claims, both in number and in amount, filed in these cases.

         Specifically, the Debtors determined that approximately $338 million of the filed Claims were undisputed. In addition, the Debtors have filed, to date, approximately 60 omnibus claims objections with respect to approximately 3,880 Claims and totaling $1.05 billion; approximately $122 million of the filed Claims were allowed through the objection process; and the Debtors expunged in excess of $770 million of filed Claims. The Debtors believe an additional $185-$238 million of Claims will be Disallowed as a result of the claims objection process and that certain of these Claims were filed significantly in excess of their actual value.

         In addition, numerous Claims were asserted by various alleged creditors in unliquidated amounts. The Debtors believe that certain of these unliquidated and other claims that have been asserted are without merit and intend to object to all such claims. There can be no assurance that the Debtors will be successful in contesting any of such Claims. Accordingly, at this time, the Debtors estimate that the total amount of Allowed Secured Claims will be approximately $9.3-$9.5 million, Priority Tax Claims will be approximately $6-$7 million, and Unsecured Claims will aggregate approximately $575-$630 million.

                             V. SUMMARY OF THE PLAN

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS AND SCHEDULES ATTACHED THERETO OR FILED BY THE EXHIBIT FILING DATE.

         ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, REORGANIZED SERVICE MERCHANDISE, AND OTHER PARTIES IN INTEREST.

A.       OVERALL STRUCTURE OF THE PLAN

         The Plan constitutes a single plan for the Debtors. Under the Plan, Claims against, and Interests in, the Debtors are divided into seven Classes according to their relative seniority and other criteria.

         If the Plan is confirmed by the Bankruptcy Court and consummated, (1) the Holders of Allowed Class 1, 2 and 3 Claims will receive distributions under the Plan or applicable inter-creditor agreements equal to the full amount of such Allowed Claims, (2) the Holders of Allowed Class 4, 5 and 6 Claims will receive distributions constituting a partial recovery on such Allowed Claims and
(3) the Holders of Allowed Claims and Interests in Class 7 will not receive any distributions on such Allowed Claims and Interests. On the Effective Date and at certain times thereafter, the Disbursing Agent will distribute Cash to Holders of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Debtors created under the Plan and the treatment of those Classes under the Plan are described below.

B.       SUBSTANTIVE CONSOLIDATION AND INTERCOMPANY CLAIMS

         The Plan contemplates and is predicated upon entry of the Substantive Consolidation Order (which may be the Confirmation Order) which shall substantively consolidate the Debtors' Estates and Chapter 11 Cases for the purposes of all actions associated with confirmation and consummation of the Plan. The Plan constitutes a request to approve such substantive consolidation such that on the Effective Date, (i) all Intercompany Claims by, between and among the Debtors will be eliminated, (ii) all assets and liabilities of the Affiliate Debtors will be merged or treated as if they were merged with the assets and liabilities of Service Merchandise, (iii) any obligation of a Debtor and all guarantees thereof by one (1) or more of the other Debtors will be deemed to be one (1) obligation of Service Merchandise, (iv) the Affiliate Interests will be cancelled, and (v) each Claim filed or to be filed against any Debtor will be deemed filed only against Service Merchandise and will be deemed a single Claim against and a single obligation of Service Merchandise. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor will be released and of no further force and effect. If the Substantive Consolidation Order is not the Confirmation Order, then such order shall only be entered if the Bankruptcy Court enters the Confirmation Order.

         On the Effective Date or as soon thereafter as practicable, (a) the members of the board of directors of each of the Affiliate Debtors shall be deemed to have resigned, (b) each of the Affiliate Debtors shall be merged with and into Service Merchandise and (c) the Chapter 11 Cases of the Affiliate Debtors shall be closed, following which any and all Causes of Action or other proceedings that were or could have been brought or otherwise commenced in the Chapter 11 Case of any Affiliate Debtor, whether or not actually brought or commenced and whether or not such Cause of Action or other proceeding is listed on Plan Schedule 7.2 or any other plan schedule attached hereto, may be continued, brought or otherwise commenced in Service Merchandise's Chapter 11 Case.

         1.       DISCUSSION OF SUBSTANTIVE CONSOLIDATION GENERALLY

         Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling of the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on chapter 11 plans. In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir.1988). There is no statutory authority specifically authorizing substantive consolidation. The authority of a Bankruptcy Court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. In re DRW Property Co.82, 54 B.R. 489, 494 (Bankr. N.D.Tex.
1985). Nor are there statutorily prescribed standards for substantive consolidation. Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.

         The propriety of substantive consolidation must be evaluated on a case-by-case basis. See, FDIC v. Colonial Realty Co., 966 F.2d 57 (2d Cir.1992). The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation may be viewed as variants on two critical factors, namely, (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. In re Augie/Restivo Baking Co., 860 F.2d at 518. Some courts have viewed these elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.

         Among the specific factors or elements looked to by courts are the following:

         - the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

         - the presence or absence of consolidated financial statements among the entities to be consolidated;

         - the commingling of assets and business functions among the entities to be consolidated;

         - the unity of interests and ownership among the various entities;

         - the existence of parent and intercorporate guarantees on loans to the various entities;

         - the transfer of assets to and from the various entities without formal observance of corporate formalities; and

         - the effect on the percentage recovery of a claim if substantive consolidation is allowed compared to administrative consolidation.

         Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the elimination of multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund. Absent such substantive consolidation, payment of such duplicative claims would be dilutive of the amounts ultimately payable to certain Holders of Allowed Claims against the Debtors. The Debtors believe that substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

         2.       APPLICATION TO THE DEBTORS

         The facts and circumstances surrounding the historical business operations of Service Merchandise and the Affiliate Debtors support substantive consolidation in these Chapter 11 Cases. Service Merchandise and the Affiliate Debtors historically have issued consolidated financial statements and filed consolidated federal tax returns. Service Merchandise directly or indirectly owns 100% of the Affiliate Debtors. Service Merchandise and the Affiliate Debtors have common officers and directors; they have shared key employees and outside professionals, including, but not limited to, employees of Service Merchandise who performed human resources, legal, and risk management services for the benefit of all the Debtors and accounting firms, law firms, engineers and consultants who rendered services to all of the Debtors.

         In addition, the Debtors have shared a centralized cash management system. Under this system, virtually all cash was centralized within Service Merchandise and funds were moved into and through Service Merchandise on an "as needed" basis to meet the short and long term cash requirements of all of the Debtors. As an outgrowth of this consolidated cash management system, intercompany loans routinely were made by and between Service Merchandise and the Affiliate Debtors (and by and between the Affiliate Debtors themselves) in the ordinary course of the Debtors' business. Certain of Service Merchandise 's loans were guaranteed by each of the Affiliate Debtors and used to fund the operations of all of the Debtors.

         Moreover, the distributions under the Plan will be made primarily from the proceeds of the sale of substantially all of the Debtors' assets to, and settlement of the Avoidance Actions with, various third parties. These third parties gave consideration based on their particular asset or Avoidance Action. There was no allocation of the consideration among the various Debtors.

         Accordingly, for the reasons stated above, the Debtors believe substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1122 of the Bankruptcy Code requires that a chapter 11 plan classify the claims of a debtor's creditors and the interests of its equity Holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a chapter 11 plan may place a claim of a creditor or an interest of an equity Holder in a particular class only if such claim or interest is substantially similar to the other claims of such class.

         The Bankruptcy Code also requires that a chapter 11 plan provide the same treatment for each claim or interest of a particular class unless the Holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that the Plan complies with such standard. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the Holders of Claims and Interests affected do not consent to the treatment afforded them under the Plan.

         The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of section 1122 of the Bankruptcy Code. If a Creditor or Interest Holder challenges such classification of Claims or

Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make such reasonable modifications of the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation. EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

         As stated above, the Plan constitutes a single plan for the Debtors. The discussion below summarizes the classification scheme with respect to the Debtors.

         1.       TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN

                  (a)      ADMINISTRATIVE CLAIMS

         Administrative Claims consist of the costs and expenses of the administration of the Chapter 11 Cases incurred by the Debtors. Such costs and expenses may include, but are not limited to, Claims arising under the cost of operating or liquidating the Debtors' business since the Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors' Committee as approved by the Bankruptcy Court, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plan. All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Bankruptcy Court as being reasonable.

         Subject to the provisions of Article XI of the Plan, on, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which an Administrative Claim becomes an Allowed Administrative Claim, each Holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such other less favorable treatment to the Holders of an Allowed Administrative Claim as to which the Debtors or Reorganized Service Merchandise and the Holder of such Allowed Administrative Claim will have agreed upon in writing; provided, however, that Allowed Administrative Claims against a Debtor with respect to liabilities incurred in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the Debtors, Reorganized Service Merchandise or Plan Administrator after consultation with the Creditors' Committee or Plan Committee.

                  (b)      PRIORITY TAX CLAIMS

         On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim against a Debtor will receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, (A) Cash equal to the amount of such Allowed Priority Tax Claim, or (B) such other less favorable treatment to the Holders of an Allowed Priority Tax Claim as to which the Debtors or Reorganized Service Merchandise and the Holder of such Allowed Priority Tax Claims will have agreed upon in writing; provided, however, that any Priority Tax Claim that is not an Allowed Claim, including any Allowed Priority Tax Claim not due and owing on the Effective Date, will be paid in accordance with this section when such Claim becomes Allowed and due and owing; further provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) will be disallowed pursuant to the Plan, and the Holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Debtors or their Estates, Reorganized Service Merchandise, the Plan Administrator or their property.

                  2.       TREATMENT OF CLASSIFIED CLAIMS

         Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in each of the Debtors. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, have not been classified and their treatment is set forth in Article II of the Plan.

         A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of voting on, and receiving distributions pursuant to, the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

                  (a)      UNIMPAIRED CLASSES OF CLAIMS AGAINST THE DEBTORS

                           (i) CLASS 1 (SECURED CLAIMS). The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims against the Debtors, if any, are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Effective Date, or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Service Merchandise, (x) Cash equal to the amount of such Allowed Class 1 Claim or (y) such other less favorable treatment that will not impair the Holder of such Allowed Class 1 Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Class 1 Claim that is not an Allowed Claim on the Effective Date, including any Class 1 Claim not due and owing on the Effective Date, will be paid in accordance with this section if and when such Claim becomes Allowed and is due and owing. Any default with respect to any Class 1 Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

                           (ii) CLASS 2 (NON-TAX PRIORITY CLAIMS). The legal and equitable rights of the Holders of Class 2 Claims against the Debtors are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Effective Date, or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Service Merchandise, (x) Cash equal to the amount of such Allowed Class 2 Claim or (y) such other less favorable treatment that will not impair the Holder of such Allowed Class 2 Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Class 2 Claim that is not an Allowed Claim on the Effective Date, including any Class 2 Claim not due and owing on the Effective Date, will be paid in accordance with this section when such Claim becomes due and owing. Any default with respect to any Class 2 Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

                  (b) IMPAIRED CLASSES OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS

                           (i) CLASS 3 (PREPETITION SENIOR SECURED NOTES DEFICIENCY CLAIMS AND PREPETITION SENIOR NOTES CLAIMS). On the Initial Distribution Date, or as soon thereafter as is reasonably practicable, and on each Subsequent Distribution Date until the Allowed Class 3 Claims and Subordination Rights are satisfied in full, the Disbursing Agent shall receive on behalf of each and every Holder of a Class 3 Claim against the Debtors, in full satisfaction, settlement, release and discharge of, and in exchange for, each and every Class 3 Claim against the Debtors, the Net Available Cash, and Cash held in the Supplemental Distribution Account as to Subsequent Distributions, which the Disbursing Agent will distribute Pro Rata to or for the benefit of Holders of Allowed Class 3, 4 and 5 Claims, provided that, the amounts otherwise distributable to or for the benefit of Holders of Allowed Class 5 Claims will instead be redistributed by the Disbursing Agent to or for the benefit of Holders of Allowed Class 3 Claims until the Allowed Class 3 Claims and Subordination Rights are satisfied in full, all at such times and in the manner provided in Articles IX and X of the Plan. After the Allowed Class 3 Claims and Subordination Rights are satisfied in full, amounts which but for the Subordination Rights would otherwise have been distributable to or for the benefit of Holders of Allowed Class 3 Claims shall instead be redistributed by the Disbursing Agent to or for the benefit of Holders of Allowed Class 5 Claims subject to the terms and conditions of the Noteholder Preference Action Settlement described in Section 5.2(c) of the Plan, all at such times and in the manner provided in Articles IX and X of the Plan.

                           (ii) CLASS 4 (GENERAL UNSECURED CLAIMS). On the Initial Distribution Date, or as soon thereafter as is reasonably practicable, and on each Subsequent Distribution Date, the Disbursing Agent shall receive on behalf of each and every Holder of a Class 4 Claim against the Debtors, in full satisfaction, settlement, release and discharge of, and in exchange for, each and every Class 4 Claim against the Debtors, the Net Available Cash, and Cash held in the Supplemental Distribution Account as to Subsequent Distributions, which the Disbursing Agent will distribute Pro Rata to or for the benefit of Holders of Allowed Class 3, 4 and 5 Claims, provided that if the Bankruptcy Court authorizes and approves the Noteholder Preference Action Settlement and, provided further that, the Allowed Class 3 Claims and Subordination Rights have been satisfied in full, amounts otherwise distributable to or for the benefit of Holders of Allowed Class 5 Claims will instead be redistributed by the Disbursing Agent to or for the benefit of Holders of Allowed Class 4 Claims until the Noteholder Preference Claim Redistribution Amount has been satisfied in full in accordance with the terms and conditions described in Section 5.2(c) of the Plan, all at such times and in the manner provided in Articles IX and X of the Plan. The Holder of an Allowed General Unsecured Claim may make an irrevocable written election to opt-into the classification of Class 6 on a validly executed and timely delivered ballot which election will thereby cause the reduction of such Claim to $5,000 and cause such Holder to instead be deemed a Holder of a Class 6 General Unsecured Convenience Claim for all purposes (including voting and distribution).

                           (iii)    CLASS 5 (SUBORDINATED NOTES CLAIMS).

                  (a) TREATMENT IF NOTEHOLDER PREFERENCE ACTION SETTLEMENT IS AUTHORIZED AND APPROVED

                  The Plan constitutes a request to authorize and approve the Noteholder Preference Action Settlement, which, if granted by the Bankruptcy Court, shall be included as part of the Confirmation Order. If the Bankruptcy Court authorizes and approves the Noteholder Preference Action Settlement, then on the Initial Distribution Date, or as soon thereafter as is reasonably practicable, and on each Subsequent Distribution Date, the Disbursing Agent shall receive on behalf of each and every Holder of a Class 5 Claim against the Debtors, in full satisfaction, settlement, release and discharge of, and in exchange for, each and every Class 5 Claim against the Debtors, the Net Available Cash, and Cash held in the Supplemental Distribution Account as to Subsequent Distributions, which the Disbursing Agent will distribute Pro Rata to or for the benefit of Holders of Allowed Class 3, 4 and 5 Claims, provided that, amounts otherwise distributable to or for the benefit of Holders of Allowed Class 5

Claims shall instead be redistributed by the Disbursing Agent: (i) first, to or for the benefit of Holders of Allowed Class 3 Claims until the Allowed Class 3 Claims and Subordination Rights have been satisfied in full in accordance with
Section 5.2(a) of the Plan (after which time, amounts which but for the Subordination Rights would otherwise have been distributable to or for the benefit of Holders of Allowed Class 3 Claims shall instead be redistributed by the Disbursing Agent to or for the benefit of Holders of Allowed Class 5 Claims subject to the following clause (ii)), and (ii) then, to or for the benefit of Holders of Allowed Class 4 Claims in settlement of the Noteholder Preference Action as follows, all at such times and in the manner provided in Articles IX and X of the Plan:

                           (1) first, after the Allowed Class 3 Claims and Subordination Rights are satisfied in full, the next $500,000 of distributions otherwise distributable to or for the benefit of Holders of Allowed Class 5 Claims shall be redistributed to or for the benefit of Holders of Allowed Class 4 Claims (the "Initial Settlement Payment") and the Prepetition Subordinated Noteholders and Prepetition Subordinated Notes Indenture Trustee will have no right or ability to participate in the Initial Settlement Payment (or the Final Settlement Payment, as defined below);

                           (2) after full satisfaction of the Initial Settlement Payment, subsequent amounts, if any, otherwise distributable to or for the benefit of Holders of Allowed Class 5 Claims shall be distributed to the Prepetition Subordinated Notes Indenture Trustee for distribution and application in accordance with the terms of the Prepetition Subordinated Notes Indenture up to the amount such that the Prepetition Subordinated Notes Indenture Trustee shall have (i) satisfied its own claims for reimbursement of fees and expenses (including fees and expenses of its counsel) to the extent the same have not been allowed and paid as claims for substantial contribution under 11 U.S.C. Section 503(b)(3) and in accordance with Section 11.1(b) of the Plan and (ii) received distributions for the benefit of Holders of Allowed Class 5 Claims, and for no other person or entity, in the total amount of the sum of $30,677,046 (the "10% Payment"); provided that to the extent that such trustee's substantial contribution claim is not approved by the Bankruptcy Court, then the Prepetition Subordinated Notes Indenture Trustee shall be allowed to exercise its lien rights under the Prepetition Subordinated Notes Indenture against any distribution it receives and pay such fees and expenses from any distribution it receives under the Plan until all such fees and expenses are paid in full. In determining whether the 10% Payment has been met, the net distribution to or for the benefit of Holders of Allowed Class 5 Claims (after payment of the fees and expenses of the Prepetition Subordinated Notes Indenture Trustee) must equal $30,677,046;

                           (3) after full satisfaction of the 10% Payment, subsequent amounts, if any, otherwise distributable to or for the benefit of Holders of Allowed Class 5 Claims shall be redistributed to or for the benefit of Holders of Allowed Class 4 Claims up to an amount equal to fifty percent (50%) of any and all Allowed substantial contribution claims of the Class Representatives pursuant to 11 U.S.C. Sections 503(b)(3) and (b)(5) and in accordance with Section 11.1(b) of the Plan;

                           (4) after full satisfaction of the reallocation described in the preceding subparagraphs, subsequent amounts, if any, otherwise distributable to or for the benefit of Holders of Allowed Class 5 Claims shall be applied as follows: (i) fifty percent (50%) of such amount to the Prepetition Subordinated Notes Indenture Trustee for distribution and application in accordance with the terms of the Prepetition Subordinated Notes Indenture and (ii) fifty percent (50%) of such amount to or for the benefit of Holders of Allowed Class 4 Claims until such redistributions equals $1,750,000 (the "Final Settlement Payment"); provided that, if the substantial contribution claims of the Class Representatives are not approved, the Final Settlement Payment shall be reduced by fifty percent (50%) of the amount of such disapproved fees and expenses; and

                           (5) after full satisfaction of the Final Settlement Payment, subsequent amounts, if any, otherwise distributable to or for the benefit of Holders of Allowed Class 5 Claims shall be distributed to the Prepetition Subordinated Notes Indenture Trustee for distribution and application in accordance with the terms of the Prepetition Subordinated Notes Indenture.

                           (b)      ALTERNATIVE TREATMENT IF NOTEHOLDER
                                    PREFERENCE ACTION SETTLEMENT IS NOT
                                    AUTHORIZED AND APPROVED

                  If the Bankruptcy Court does not authorize and approve the Noteholder Preference Action Settlement for any reason, then the Disbursing Agent shall treat 100% of the Face Amount of the Class 5 Claims as Disputed Class 5 Claims in accordance with Article X of the Plan and thereby withhold all distributions to Holders of Class 5 Claims, other than those distributions subject to the Subordination Rights, until a Final Order is entered by the Bankruptcy Court resolving the Noteholder Preference Action.

                  Notwithstanding any other provisions of the Plan, if the Class 5 Claims are treated as Disputed Claims solely because the Bankruptcy Court does not authorize and approve the Noteholder Preference Action Settlement, such Disputed Class 5 Claims shall be temporarily allowed for voting purposes pursuant to Bankruptcy Rule 3018 and thereby be permitted to vote to accept or reject the Plan in the same manner and fashion as if the Bankruptcy Court had authorized and approved the Noteholder Preference Action Settlement.

                           (iv) CLASS 6 (GENERAL UNSECURED CONVENIENCE CLAIMS). On, or as soon as reasonably practicable after, the later of
         (i) the Effective Date, or (ii) the date on which a Class 6 Claim becomes an Allowed Class 6 Claim, each Holder of an Allowed Class 6 Claim against the Debtors shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 6 Claim, at the election of the Debtors or Reorganized Service Merchandise, after consultation with the Creditors' Committee or Plan Committee, (i) Cash in an amount equal to 18.3% of such Allowed Class 6 Claim if the amount of such Allowed Claim is less than or equal to $5,000, (ii) $915 if the amount of such Allowed Claim is greater than $5,000 (i.e. 18.3% of $5,000) and the Holder of such Allowed Class 4 Claim elects to reduce such Allowed Claim to $5,000, or (iii) the same treatment as Holders of Allowed Class 4 Claims described in Section 5.2(b) of the Plan. By remaining, or voting to be treated as, a Class 6 Claim, the Holder of such Class 6 Claim will forever waive and release any rights to a Subsequent Distribution under the Plan.

                           (v) CLASS 7 (OLD EQUITY INTERESTS AND SUBORDINATED CLAIMS). On the Effective Date, the Old Equity will be cancelled and neither the Holders of Old Equity nor the Holders of Subordinated Claims will receive or retain any distribution on account of such Old Equity Interests or Subordinated Claims.

D.       NOTEHOLDER PREFERENCE ACTION SETTLEMENT

                  1.       BACKGROUND OF NOTEHOLDER PREFERENCE ACTION

         During the Chapter 11 cases, the Debtors filed approximately 1,152 Avoidance Actions in the Bankruptcy Court pursuant to sections 544, 545, 547, 548 and 553 of the Bankruptcy Code, as well as other estate causes of action under applicable bankruptcy and nonbankruptcy law.

         One of the transactions that the Debtors contend is a preference is an interest payment of approximately $13.5 million (the "Payment") made on or about January 12, 1999 to the Prepetition Subordinated Notes Indenture Trustee and Prepetition Subordinated Noteholders (collectively, the "January 12th Noteholders"). Specifically, the Payment was originally due on or about December 15, 1998 under the Prepetition Subordinated Notes Indenture, but the Debtors defaulted on such obligation. On January 8, 1999, the Debtors issued a press release stating that they still intended on making the Payment, although late, to the Prepetition Subordinated Noteholders, and thereafter made the Payment on or about January 12, 1999. Moreover, on January 13, 1999, the Debtors issued a press release announcing that they had in fact made the Payment to the Prepetition Subordinated Notes Indenture Trustee and Prepetition Subordinated Noteholders.

         Approximately $600,000 of the Payment was paid to 756 individuals, companies and trusts who were direct Holders of the Prepetition Subordinated Notes. The remaining $12.9 million of the Payment was transmitted to the Depository Trust Corporation as registered holder of approximately 95% of the Prepetition Subordinated Notes, who in turn disbursed the Payment to the beneficial owners of the Prepetition Subordinated Notes as of January 12, 1999. Upon information and belief, the number of ultimate, beneficial owners of the portion of the Prepetition Subordinated Notes nominally held by the Depository Trust Corporation is at least 1,000 and may be as high as 12,000.

         Since the time of the Payment, certain of the January 12th Noteholders have sold their Prepetition Subordinated Notes and/or Claims in these Chapter 11 Cases to third parties, but have retained their portion of the Payment. These third parties purchasers, or their transferees, now comprise a portion of the current Holders of the Prepetition Subordinated Notes and, therefore, are classified under the Plan as Holders of Class 5 Claims.

         The Debtors have previously attempted to trace the transfers of the Prepetition Subordinated Notes and determine the identity of the January 12th Noteholders. Specifically, pursuant to prior orders of the Bankruptcy Court issued to the Prepetition Subordinated Notes Indenture Trustee, as well as responses to Bankruptcy Rule 2004 discovery issued by the Debtors to various broker-dealers across the country, the Debtors were provided with lists of persons and entities who were registered Holders of the Prepetition Subordinated Notes at the time of the Payment. These Prepetition Subordinated Noteholders were included in the complaint commencing the Noteholder Preference Action. However, not all entities that received the Bankruptcy Rule 2004 requests provided responses and some entities affirmatively refused to respond or provide any information to the Debtors.

         Thereafter, on or about March 12, 2001, the Debtors filed the Noteholder Preference Action seeking to recover the Payment from the Prepetition Subordinated Notes Indenture Trustee and January 12th Noteholders, which the Debtors contend was made late and outside the ordinary course of business. Specifically, the Debtors filed a class action complaint naming the Prepetition Subordinated Notes Indenture Trustee, and Contrarian Capital Advisors LLC and Contrarian Capital Management LLC (the "Class Representatives"), individually and as representatives of the class of the January 12th Noteholders who received a portion of the Payment. In response to the Noteholder Preference Action, the Prepetition Subordinated Notes Indenture Trustee and Class Representatives have denied all liability and argued, among other things, that the Payment was made in the ordinary course of business and thus not a preferential payment, as well as that the Payment was a settlement payment and therefore not avoidable under section 546(e) of the Bankruptcy Code. Moreover, the Prepetition Subordinated Notes Indenture Trustee and Class Representatives have asserted that the Debtors were not insolvent during the 90 days prior to the Petition Date and that they will attempt to rebut the insolvency presumption under section 547(f) of the Bankruptcy Code.

         As described more fully below, the Debtors anticipate that litigation of the Noteholder Preference Action would be complex and protracted and that an ultimate resolution thereof would not be reached for numerous months, if not years, in the future. Therefore, in an effort to conserve resources of the Estate, as well as the Court's, and in the exercise of the Debtors' reasonable business judgment, the Debtors have agreed to settle the Noteholder Preference Action on the terms set forth herein. Moreover, after extensive discussions with the Debtors, the Creditors' Committee supports the authorization and approval of the Noteholder Preference Action Settlement.

         2. THE DEBTORS BELIEVE THE NOTEHOLDER PREFERENCE ACTION SETTLEMENT IS FAIR AND REASONABLE

         In general and as described above, the Debtors seek to resolve the Noteholder Preference Action by redistributing up to $2.25 million to Holders of Allowed General Unsecured Claims from amounts otherwise distributable to Holders of Allowed Prepetition Subordinated Notes Claims. In effect, this settles the Noteholder Preference Action for up to $4.5 million due to the fact that the Prepetition Subordinated Noteholders of approximately $307 million comprise approximately one-half of the expected amount of all ultimately Allowed Unsecured Claims of approximately $575-$630 million and, therefore, would be entitled to receive approximately one-half of any amount paid in connection with a settlement or judicial resolution of the Noteholder Preference Action.

         As more specifically set forth above, the Noteholder Preference Action Settlement provides for the satisfaction of the Noteholder Preference Action by incrementally redistributing amounts that would otherwise be payable to the Holders of Allowed Prepetition Subordinated Note Claims to Holders of Allowed General Unsecured Claims. In essence, out of the distributions otherwise payable to the Holders of Prepetition Subordinated Note Claims, the first $500,000 of such distributions would go to Holders of General Unsecured Claims, the next $30,677,046 of such distributions (i.e., 10% of the Allowed Prepetition Subordinated Note Claims) would go to the Holders of the Prepetition Subordinated Note Claims, and the next $3,500,000 of such distributions would be split 50/50 between the Holders of General Unsecured Claims and Prepetition Subordinated Note Claims until the Holders of General Unsecured Claims had received $1,750,000, with provisions for the reimbursement of professional fees of the Prepetition Subordinated Noteholders made along the way. Any distributions in excess of these amounts would go to the Holders of Prepetition Subordinated Note Claims. In this fashion, the Debtors would receive a considerable recovery in connection with the Noteholder Preference Action without thousands of potential individual Prepetition Subordinated Noteholders having to literally write a check in connection therewith.

         The Debtors believe that the proposed settlement is fair and reasonable under the circumstances. First, the Prepetition Subordinated Notes Indenture Trustee and Class Representatives have denied all liability with respect to the Payment and argued, among other things, that the Payment was made in the ordinary course of business and that it was a settlement payment under section 546(e) of the Bankruptcy Code. Due to the number of potential defenses available, the outcome of the Noteholder Preference Action is not certain. Moreover, given that the Noteholder Preference Action has already been pending for nearly two years, the Debtors believe that the resolution of the Noteholder Preference Action could easily consume several years to come.

         Second, the resolution of the Noteholder Preference Action through distributions under the Plan eliminates the collection risk that would exist if the Debtors instead were to obtain a final judgment against the thousands of the January 12th Noteholders. Moreover, the proposed settlement through Plan distributions also eliminates the potential incurrence of substantial collection costs that would accrue if the Debtors were forced to actually collect this settlement from January 12th Noteholders, many of whom the Debtors would expect to be recalcitrant.

         Moreover, the Debtors believe that the proposed settlement is fair and reasonable under the circumstances to the Prepetition Subordinated Noteholders. First, as shown above on page viii of this Disclosure Statement, if the Noteholder Preference Action Settlement is approved, the estimated recovery to Holders of Allowed Prepetition Subordinated Note Claims would be 5.1% to 13.4% and if not approved would be 3.0% to 14.1%. Thus, as compared to the estimated recovery if the settlement is approved, there is considerably more downside risk to the Holders of Prepetition Subordinated Note Claims in litigating the Noteholder Preference Action and losing (i.e., a decrease in estimated recovery from a low end of 5.1% to 3.0%) than there is upside from litigation and prevailing (i.e., an increase in estimated recovery from a high end of 13.4% to 14.1%).

         Upon information and belief, the Class Representatives own approximately $80 million of the approximately $307 million of Prepetition Subordinated Notes. Of such $80 million, $60 million was purchased by the Class Representatives after the interest payment was made by the Debtors and, therefore the Class Representatives never received the challenged interest payment with respect thereto. Nevertheless, the Class Representatives have agreed to the proposed Noteholder Preference Action Settlement and believe it represents a fair and equitable resolution of this matter, notwithstanding the fact that they are funding a significant portion of the settlement as to a preferential interest payment they did not receive on the subsequently purchased notes.

         In the event that the Bankruptcy Court does not authorize and approve the Noteholder Preference Action Settlement, the Noteholder Preference Action seeking recovery of the Payment will still be pending against the Prepetition Subordinated Notes Indenture Trustee and the January 12th Noteholders. Under such circumstances, the Debtors intend to treat 100% of the Face Amount of the Claims of the Prepetition Subordinated Notes Indenture Trustee and those claiming through it (i.e., Class 5 Claims), as Disputed Claims until the Noteholder Preference Action is resolved. The Debtors will withhold all such distributions to Class 5 Claims pursuant to section 502(d) of the Bankruptcy Code, which expressly disallows any claim which is subject to a pending preference action.(6) Moreover, as to subsequent third party transfers, the Debtors maintain that a claim which is otherwise disallowed under section 502(d) of the Bankruptcy Code cannot subsequently become Allowed merely because the claims is subsequently transferred.

E.       POST-EFFECTIVE DATE CORPORATE EXISTENCE OF THE DEBTORS

         1. CONTINUED CORPORATE EXISTENCE; AMENDED AND RESTATED CHARTER AND BY-LAWS; DISSOLUTION OF REORGANIZED SERVICE MERCHANDISE.

         Service Merchandise shall continue to exist as Reorganized Service Merchandise after the Effective Date in accordance with the laws of the State of Tennessee and pursuant to the Amended Charter and By-Laws to be filed with the Bankruptcy Court on or before the Exhibit Filing Date. The charter and by-laws of Service Merchandise shall be amended and restated as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall be amended to, among other things: (a) authorize one (1) share of new common stock, $0.01 par value per share, (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities, and
(c) limit the activities of Reorganized Service Merchandise to matters related to the implementation of the Plan. As soon as practicable after the Plan Administrator exhausts the assets of the Debtors' Estates by making the final distribution of Cash under the Plan and the Plan Administrator Agreement, the Plan Administrator shall (a) effectuate the dissolution of Reorganized Service Merchandise in accordance with the laws of the State of Tennessee and (b) resign as the sole officer and sole director of Reorganized Service Merchandise.

         2.       DIRECTORS AND OFFICERS; EFFECTUATING DOCUMENTS; FURTHER
                  TRANSACTIONS.

         From and after the Effective Date, the Plan Administrator will serve as the sole officer and sole director of Reorganized Service Merchandise. The Plan Administrator will be authorized to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         3.       VESTING OF ASSETS.

         Other than Cash, the property of the Debtors' Estates shall not be vested in Reorganized Service Merchandise on or following the Confirmation Date or the Effective Date but shall remain property of, and be consolidated into, the Estate of Service Merchandise and continue to be subject to the jurisdiction of the Bankruptcy Court following confirmation of this Plan. All Cash of the Debtors' Estates shall vest in Reorganized Service Merchandise to be used and distributed in accordance with the provisions of this Plan, the Plan Administration Agreement and Confirmation Order.

F.       DISTRIBUTIONS UNDER THE PLAN

         1.       TIME OF DISTRIBUTIONS

         Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date will be made on the Initial Distribution Date or

-------------------------------------

(6) Section 502(d) states that "Notwithstanding subsections (a) and (b) of this section, the court shall disallow any claim of any entity from which property is recoverable under section 542, 543, 550, or 553 of this title or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of this title, unless such entity or transferee has paid the amount, or turned over any such property, for which such entity or transferee is liable under section 522(i), 542, 543, 550, or 553 of this title."

as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to the Plan will be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day will be made on the next succeeding Business Day. Distributions on account of Claims that first become Allowed Claims after the Effective Date will be made pursuant to the terms and conditions of the Plan Administrator Agreement and Articles IX and X of the Plan. The Plan Administrator, after consultation with the Plan Committee, shall determine, in accordance with the Plan and the Plan Administrator Agreement, when to make a Subsequent Distribution based on the amount of Cash currently available in the Supplemental Distribution Account.

         2.       INTEREST ON CLAIMS

         Unless otherwise specifically provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, postpetition interest will not accrue or be paid on Claims, and no Claim Holder will be entitled to interest accruing on or after the Petition Date on any Claim. To the extent provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, postpetition interest will accrue on Claims at the applicable non-default rate. Unless otherwise specifically provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, interest will not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim. Until the Effective Date, nothing herein will waive the right of any creditor to seek postpetition interest. Nothing herein shall impair the rights of the Prepetition Senior Noteholders to receive postpetition interest on their notes from the Prepetition Subordinated Noteholders in connection with the Subordination Rights.

         3.       DISBURSING AGENT

         The Disbursing Agent shall make all distributions required under the Plan, including those distributions to the Prepetition Indenture Trustees, except that the Prepetition Indenture Trustees, as agents or servicers, shall then make distributions to Holders of Allowed Prepetition Senior Secured Notes Claims, Allowed Prepetition Senior Notes Claims and Allowed Prepetition Subordinated Notes Claims in accordance with the applicable Prepetition Indentures and the provisions of the Plan. The Disbursing Agent shall reasonably cooperate with the Prepetition Indenture Trustees, as agents or servicers, in making distributions in accordance with the Plan. The services, with respect to consummation of the Plan, of the Prepetition Indenture Trustees, including the reasonable fees and expenses of its counsel, under the Prepetition Indentures, and other agreements that govern the rights of Holders of the Prepetition Senior Secured Notes, Prepetition Senior Notes or Prepetition Subordinated Notes, shall be as set forth in this Section. Notwithstanding the foregoing, Reorganized Service Merchandise shall reimburse the Prepetition Indenture Trustees and any other agent or servicer for reasonable and necessary services performed by them and any indemnification amounts under the Prepetition Indentures arising in connection with the performance of such services as contemplated in the Plan.

         4. DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS.

         Distributions to Holders of Allowed Claims will be made by the Disbursing Agent, or the Prepetition Indenture Trustees (as agents or servicers as described in Section 9.2 of the Plan) (for purposes of this paragraph, the "applicable disbursing agent") (i) at the addresses set forth on the proofs of claim filed by such Claim Holders (or at the address set forth in any applicable notice of assignment of claim or notice of change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the applicable disbursing agent after the date of any related proof of claim, (iii) at the addresses reflected in the Schedules if no proof of claim has been filed and the applicable disbursing agent has not received a written notice of a change of address, (iv) in the case of a Claim Holder whose Claim is governed by one of the Prepetition Indentures or other agreement and is administered by one of the Prepetition Indenture Trustees, at the addresses contained in the official records of the Prepetition Indenture Trustees, including as set forth in its register, any ballots cast with respect to such Claims or in any letter of transmittal provided with the surrender of the certificates, or (v) as to any defendant to a Litigation Claim who has not otherwise filed a proof of claim, at the address of such defendant's counsel of record or to such party as counsel of record directs or specifies. Distributions made to Holders of Claims by the Prepetition Indenture Trustees will be subject to the rights of the Prepetition Indenture Trustees under the Prepetition Indentures or similar contract or agreement to enforce any changes or expenses thereunder.

         If any Claim Holder's distribution is returned as undeliverable, no further distributions to such Claim Holder will be made unless and until the applicable disbursing agent is notified of such Claim Holder's then current address, at which time all missed distributions will be made to such Claim Holder without interest. Amounts in respect of undeliverable distributions will be returned to (x) the applicable Prepetition Indenture Trustees with respect to the Prepetition Indentures or (y) the Disbursing Agent with respect to all other claims, until such distributions are claimed. All claims for undeliverable distributions will be made on the later of the first (1st) anniversary of the Effective Date or ninety (90) days from the date the Claim becomes an Allowed Claim. After such date, all unclaimed property relating to distributions to be made on account of such Claims shall revert to the Estate of Service Merchandise, free of any restrictions thereon or Claims of such Holder and notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require any of the applicable disbursing agents to attempt to locate any Holder of an Allowed Claim.

         5.       PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND
                  UNLIQUIDATED CLAIMS

                  (a)      OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS.

         Reorganized Service Merchandise or Plan Administrator shall retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving and making distributions on account of the respective Claims against the Debtors. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors and Reorganized Service Merchandise, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit Reorganized Service Merchandise's right to object to Claims, if any, filed or amended after the Claims Objection Deadline. Moreover, notwithstanding the expiration of the Claims Objection Deadline and unless subsequently ordered for good cause shown to shorten time, Reorganized Service Merchandise or the Plan Administrator shall continue to have the right to amend any objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed. Subject to the limitations set forth in
Article VII of the Plan, and the oversight of the Plan Committee, Reorganized Service Merchandise and the Plan Administrator shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature and/or amount thereof.

                  (b)      NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision of the Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim and the remainder has become a Disallowed Claim.

                  (c)      DISPUTED CLAIMS RESERVE

         The Disbursing Agent shall withhold the Disputed Claims Reserve from the Net Available Cash to be distributed to particular classes under the Plan. The Disputed Claims Reserve shall be equal to 100% of distributions to which Holders of Disputed Claims in Classes 3, 4, 5 and 6 would be entitled under the Plan as of such date if such Disputed Claims in Classes 3, 4, 5 and 6 were Allowed Claims in their (a) Face Amount (or if a Disputed Claim is unliquidated with no Face Amount, then based upon the good faith estimate of such Disputed Claim as estimated by Reorganized Service Merchandise or the Plan Administrator, after consultation with the Creditors' Committee or Plan Committee) or (b) estimated amount of such Disputed Claim in Classes 3, 4, 5 and 6 as estimated by the Bankruptcy Court pursuant to section 506(c) of the Bankruptcy Code. Reorganized Service Merchandise or the Plan

Administrator may request estimation for any Disputed Claim that is contingent or unliquidated. If practicable and as set forth in Section 7.9(b) of the Plan, Reorganized Service Merchandise or the Plan Administrator will invest any Cash that is withheld as the applicable Disputed Claims Reserve in an appropriate manner to insure the safety of the investment. Nothing in the Plan or the Disclosure Statement shall be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim.

                  (d)      DISTRIBUTIONS AFTER ALLOWANCE

         Payments and distributions from the Disputed Claims Reserve will be made as appropriate to the Holder of any Disputed Claim that has become an Allowed Claim, as soon thereafter as is reasonably practicable after the date such Disputed Claim becomes an Allowed Claim. Such distributions will be based upon the cumulative distributions that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been Allowed on the Effective Date and will not be limited by the Disputed Claim amounts previously reserved with respect to such Disputed Claim to the extent that additional amounts are available therefor, but only to the extent that such additional amounts have not yet been distributed to Holders of Allowed Claims. Upon such distribution, the reserve will be reduced by an amount equal to the amount reserved with respect to such Disputed Claim. To the extent the amount reserved for such Disputed Claim exceeds the Allowed Amount, if any, of such Claim, the remainder will be deposited in the Supplemental Distribution Account and distributed to Holders of Allowed Class 3, 4, 5 and 6 Claims in accordance with the provisions of Article V of the Plan, as determined by the Plan Administrator after consultation with the Plan Committee.

         6.       DE-MINIMIS DISTRIBUTIONS.

         Notwithstanding any other provision of the Plan or the Plan Administrator Agreement, Reorganized Service Merchandise, the Disbursing Agent and the Plan Administrator shall have no obligation to make a distribution on account of an Allowed Claim from any Cash Reserve or account to a specific Holder of an Allowed Claim if the amount to be distributed to that Holder on the Initial Distribution Date or Subsequent Distribution Date (1) does not constitute a final distribution to such Holder and (2) is less than $50.00. In addition, the Debtors and Reorganized Service Merchandise reserve the right to request subsequent relief from the Bankruptcy Court to exclude Holders of smaller claims from the final distribution under the Plan to the extent that the amounts otherwise distributable to such claimholders in connection with such final distribution would be de-minimis or create undue administrative expense.

         7.       ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND
                  INTEREST.

         To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution will, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

         8.       ALLOWANCE OF CERTAIN CLAIMS

                  (a)      PROFESSIONAL FEE CLAIMS.

         On the Effective Date, the Debtors will pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date approved by the Bankruptcy Court in accordance with the Professional Fee Order; provided, however, that Professionals will continue to prepare fee applications in accordance with the Professional Fee Order up to the Effective Date. No later than fifteen (15) days prior to the Confirmation Hearing, each Professional will estimate fees and expenses due for periods that have not been billed as of the anticipated Effective Date. Parties in interest will have until three (3) days prior to the Confirmation Hearing to object to such estimate and any such objection will be heard at the Confirmation Hearing. On the Effective Date, Reorganized Service Merchandise will fund an escrow account in an amount equal to the aggregate amount of outstanding fee applications not ruled upon by the Bankruptcy Court as of the Effective Date plus the aggregate amount of all estimated fees and expenses due for periods that have not been billed as of the Effective Date. Such escrow account will be used by the Reorganized Service Merchandise to pay the remaining Professional Fee Claims owing to the Professionals as and when Allowed by the Bankruptcy Court. When all Professional Fee Claims have been paid in full, amounts remaining in such escrow account, if any, will be returned to Reorganized Service Merchandise to supplement the Operating Reserve or for distributions to Allowed Claims in Classes 3, 4, 5 and 6 in accordance with the provisions of Article V of the Plan, as determined by the Plan Administrator after consultation with the Plan Committee.

         All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including compensation and expenses for making a substantial contribution in any of the Chapter 11 Cases) shall file with the Bankruptcy Court and serve such applications on counsel for the Debtors, the Plan Committee, the United States Trustee and as otherwise required by the Bankruptcy Court and the Bankruptcy Code an application for final allowance of compensation and reimbursement of expenses no later than ninety (90) days after the end of the month in which the Effective Date occurred. Objections to applications of Professionals and other entities for compensation and reimbursement of expenses must be filed with the Bankruptcy Court no later than twenty (20) days after the filing and service of a Professional's application. All compensation and reimbursement of expenses allowed by the Bankruptcy Court shall be paid ten
(10) days after the entry of an Order allowing such fees and expenses, or as soon thereafter as practicable. The Debtors and Reorganized Service Merchandise shall not object to the filing of any request for substantial contribution with respect to those entities listed on Plan Schedule 11.1(b)-1 and, provided that the Bankruptcy Court authorizes and approves the Noteholder Preference Action Settlement, with respect to those entities listed on Plan Schedule 11.1(b)-2, provided that in all instances the Debtors and Reorganized Service Merchandise shall retain the right to review the reasonableness of the fees and expenses requested by any and all such entities alleging substantial contribution.

                  (b)      OTHER ADMINISTRATIVE CLAIMS.

         All other requests for payment of an Administrative Claim (other than as set forth in Section 11.1 of the Plan), must be filed with the Bankruptcy Court and served on counsel for the Debtors and/or Reorganized Service Merchandise no later than the Administrative Claims Bar Date. Unless the Debtors object to an Administrative Claim within sixty (60) days after the Administrative Claims Bar Date, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, the Debtors, Reorganized Service Merchandise or Plan Administrator, after consultation with the Creditors' Committee or Plan Committee, may pay in their discretion, in accordance with the terms and conditions of any agreements relating thereto, any Administrative Claim as to which no request for payment has been timely filed but which is paid or payable by a Debtor in the ordinary course of business.

                  (c)      ADMINISTRATIVE CLAIMS BAR DATE NOTICE.

         On the Effective Date, or as soon thereafter as is reasonably practicable, Reorganized Service Merchandise will provide written notice of the Administrative Claims Bar Date in substantially the same manner and fashion as the Debtors provided written notice of the Bar Date as approved by Final Order of the Bankruptcy Court on January 26, 2000.

         9.       FUNDING OF CASH RESERVES.

         On or before the Effective Date, the Debtors will fund the Cash Reserve in such amounts as determined by the Debtors, after consultation with the Creditors' Committee, as necessary in order to be able to make the required future payments under the Administrative Claims Reserve and Operating Reserve.

         10.      FUNDING OF SUPPLEMENTAL DISTRIBUTION ACCOUNT.

                  (a)      RESOLUTION OF DISPUTED CLAIMS.

         The Plan Administrator will remove any and all Cash remaining in the applicable Disputed Claims Reserve to the extent that a Disputed Claim is not allowed or is allowed in an amount less than the amount reserved for such Disputed Claim and deposit such Cash into the Supplemental Distribution Account.

                  (b)      DISPOSITION OF REMAINING NON-CASH ASSETS.

         Reorganized Service Merchandise may sell any and all non-Cash assets in accordance with the provisions of the Plan and the Plan Administrator Agreement. As soon as reasonably practicable thereafter, the Plan Administrator, after consultation with the Plan Committee, will determine what portion of the Net Proceeds from any and all such sales occurring subsequent to the Initial Distribution Date constitute Net Available Cash and deposit such Net Available Cash into the Supplemental Distribution Account (with the remaining portion of the Net Proceeds being deposited into the Cash Reserves by the Plan Administrator).

G.       THE PLAN ADMINISTRATOR

         1.       APPOINTMENT.

         From and after the Effective Date, a Person to be designated by the Debtors on or prior to the Confirmation Date, which Person shall be reasonably acceptable to the Creditors' Committee, shall serve as the Plan Administrator pursuant to the Plan Administrator Agreement and the Plan, until death, resignation or discharge and the appointment of a successor Plan Administrator in accordance with the Plan Administrator Agreement.

         2. RIGHTS, POWERS AND DUTIES OF REORGANIZED SERVICE MERCHANDISE AND THE PLAN ADMINISTRATOR.

         Reorganized Service Merchandise will retain and have all the rights, powers and duties necessary to carry out its responsibilities under the Plan. Such rights, powers and duties, which will be exercisable by the Plan Administrator on behalf of Reorganized Service Merchandise pursuant to the Plan and the Plan Administrator Agreement, will include, among others:

                  (a) investing Reorganized Service Merchandise's Cash, including, but not limited to, the Cash held in the Cash Reserves in
         (A) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which are guaranteed by the full faith and credit of the United States of America; (B) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (C) any other investments that may be permissible under (I) section 345 of the Bankruptcy Code or (II) any order of the Bankruptcy Court entered in the Debtors' Chapter 11 cases;

                  (b) calculating and paying of all distributions to be made under the Plan, the Plan Administrator Agreement and other orders of the Bankruptcy Court to Holders of Allowed Administrative Claims and Allowed Claims as provided in the Plan;

                  (c)      calculating and paying all fees payable pursuant to
         section 1930 of title 28, United States Code;

                  (d) objecting to Claims or Interests filed against any of the Debtors' Estates on any basis;

                  (e) selling or otherwise disposing of any remaining non-Cash assets of the Debtors or Reorganized Service Merchandise and thereafter determining in accordance with the Plan what portion of the Net Proceeds from any and all such sales occurring subsequent to the Initial Distribution Date constitute Net Available Cash and depositing such Net Available Cash into the Supplemental Distribution Account (with the remaining portion of the Net Proceeds being deposited into the Cash Reserves by the Plan Administrator);

                  (f) removing any and all Cash remaining in the applicable Disputed Claims Reserve to the extent that a Disputed Claim is not allowed or is allowed in an amount less than the amount reserved for such Disputed Claim and depositing such Cash into the Supplemental Distribution Account;

                  (g) funding the Cash Reserves and Supplemental Distribution Account;

                  (h) determining in accordance with the Plan and the Plan Administrator Agreement when to conduct a Subsequent Distribution based on the amount of Cash currently available in the Supplemental Distribution Account;

                  (i) settling, allowing or otherwise disposing of any Claims filed against any of the Debtors' Estates;

                  (j) seeking estimation of contingent or unliquidated claims under section 502 (c) of the Bankruptcy Code;

                  (k) employing, supervising and compensating professionals retained to represent the interests of and serve on behalf of Reorganized Service Merchandise or the Plan Administrator;

                  (l) prosecuting, settling, dismissing or otherwise disposing of the Litigation Claims, including the Avoidance Actions and Causes of Action;

                  (m) exercising all powers and rights, and taking all actions, contemplated by or provided for in the Designation Right Agreement and Designation Right Order;

                  (n) using, selling, assigning, transferring, abandoning or otherwise disposing of at a public or private sale any of the Debtors' or Reorganized Service Merchandise's remaining assets without further order of the Court for the purpose of liquidating and converting such assets to Cash provided however, that the Plan Administrator shall provide ten (10) days prior written notice to the Creditors' Committee or Plan Committee of any such use, sale, assignment, transfer or other disposal of the Debtors' assets in excess of $10,000 and receive no objection thereto within such 10 day period;

                  (o) making and filing tax returns for any of the Debtors or Reorganized Service Merchandise, and responding to or taking any and all actions as are necessary and appropriate in order to comply with any tax audit;

                  (p) seeking determination of tax liability under section 505 of the Bankruptcy Code;

                  (q) prosecuting turnover actions under sections 542 and 543 of the Bankruptcy Code;

                  (r) exercising all power and authority that may be exercised, and take all proceedings and acts that may be taken, by any officer, director, or shareholder of Reorganized Service Merchandise, including, without limitation, the amendment of the charter and bylaws of Reorganized Service Merchandise and the dissolution of Reorganized Service Merchandise; provided, however, that the Plan Administrator shall
                                       35
         not amend the charter of Reorganized Service Merchandise to change the fundamental purpose of the corporation without first obtaining an order of the Bankruptcy Court after notice to the Plan Commit tee;

                  (s) exercising all powers and rights, and taking all actions, contemplated by or provided for in the Plan Administrator Agreement; and

                  (t) taking any and all other actions necessary or appropriate to implement or consummate the Plan and the provisions of the Plan Administrator Agreement.

         3.       COMPENSATION OF THE PLAN ADMINISTRATOR.

         The Plan Administrator will be compensated from the Operating Reserve pursuant to the terms of the Plan Administrator Agreement. Any professionals retained or other employees hired by the Plan Administrator will be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Operating Reserve. The payment of the fees and expenses of the Plan Administrator and its retained professionals will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court but will be subject to review by the Plan Committee. The Plan Administrator's fees and the fees of the professional persons retained by the Plan Administrator will be paid within fifteen (15) days after submission of a detailed invoice to the Plan Committee. If the Plan Committee disputes the reasonableness of any invoice, the Plan Administrator, the Plan Committee or the affected professional may submit the dispute to the Bankruptcy Court for a determination of reasonableness, and the disputed portion of such invoice will not be paid until such dispute is resolved. The undisputed portion of such invoice will be paid as provided herein.

         4.       INDEMNIFICATION.

         Reorganized Service Merchandise and the Estates shall, to the fullest extent permitted by the laws of the State of Tennessee, indemnify and hold harmless the Plan Administrator (in its capacity as such and as officer and director of Reorganized Service Merchandise) and the Plan Administrator's and Reorganized Service Merchandise's agents, representatives, professionals and employees (in their capacity as such) (collectively the "Indemnified Parties") from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to reasonable attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to Reorganized Service Merchandise and the Estates or the implementation or administration of the Plan and the Plan Administrator Agreement. To the extent Reorganized Service Merchandise and the Estates indemnify and hold harmless the Indemnified Parties as provided above, the reasonable legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Operating Reserve as set forth in the Plan Administrator Agreement. The indemnification provisions of the Plan Administrator Agreement shall remain available to and be binding upon any former Plan Administrator or the estate of any decedent Plan Administrator and shall survive the termination of the Plan Administrator Agreement.

         5.       INSURANCE.

         The Plan Administrator shall be authorized to obtain all reasonably necessary insurance coverage for itself, its agents, representatives, employees or independent contractors, and Reorganized Service Merchandise, including, but not limited to, coverage with respect to (i) any property that is or may in the future become the property of Reorganized Service Merchandise and (ii) the liabilities, duties and obligations of the Plan Administrator and Plan Committee and their agents, representatives, employees, independent contractors and professionals under the Plan Administrator Agreement and the Plan (in the form of an errors and omissions policy or otherwise), the latter of which insurance coverage may, at the sole option of the Plan Administrator, after consultation with the Plan Committee, remain in effect for a reasonable period (not to exceed seven years) after the termination of the Plan Administrator Agreement.

         6. AUTHORITY TO COMPROMISE AND SETTLE DISPUTED CLAIMS AND AVOIDANCE ACTIONS.

         On or prior to the Effective Date, the Debtors may compromise and settle the Claims and Avoidance Actions after consultation with the Creditors' Committee. After the Effective Date, Reorganized Service Merchandise or the
Plan Administrator may compromise and settle the Claims and Avoidance Actions after consultation with the Plan Committee as set forth in Section 7.9(b) of the Plan. All such compromises and settlements, whenever occurring, shall be in accordance with the existing settlement parameters and service and notice procedures previously established by Final Orders of the Bankruptcy Court (or such other subsequent broader settlement parameters and/or less restrictive service and notice procedures as may be approved by the Bankruptcy Court after consultation with the Creditors' Committee or Plan Committee).

         The existing Claims settlement parameters and service and notice procedures previously established by Final Order of the Bankruptcy Court entered on July 24, 2001 and January 31, 2002 (Docket Nos. 5087 and 5860) are hereby modified such that (i) where prior order of the Court was required thereunder for certain compromises and settlements, Reorganized Service Merchandise or the Plan Administrator may effectuate such compromises and settlements without further order of the Court but only upon written notice to the Plan Committee as generally described in the existing settlement parameters, and (ii) written notice of any and all Claims settlements must only be given to the Plan Committee. Except as expressly modified herein, the remaining aspects of the existing Claims settlement parameters and service and notice procedures shall remain in full force and effect.

         7.       PERIODIC REPORTS.

         The Plan Administrator shall provide written quarterly reports to the Plan Committee and file such reports with the Bankruptcy Court regarding the claims resolution process, status of adversary proceedings and Avoidance Actions, and cash activity.

H.       CREDITORS' COMMITTEE AND PLAN COMMITTEE.

         1.       DISSOLUTION OF CREDITORS' COMMITTEE.

         The Creditors' Committee will continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and will perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors' Committee will be dissolved and its members will be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors' Committee's attorneys, accountants and other agents will terminate. All expenses of Creditors' Committee members and the fees and expenses of their professionals through the Effective Date will be paid in accordance with the terms and conditions of the Professional Fee Order.

         2.       CREATION OF PLAN COMMITTEE; PROCEDURES.

         On the Effective Date, the Plan Committee shall be formed and constituted. The Plan Committee shall consist of three (3) members of the Creditors' Committee designated by the Creditors' Committee, which members shall be reasonably acceptable to the Debtors, whose identities shall be disclosed to the Bankruptcy Court at the Confirmation Hearing. In the event that no one is willing to serve on the Plan Committee or there shall have been no Plan Committee members for a period of thirty (30) consecutive days, then the Plan Administrator may, during such vacancy and thereafter, ignore any reference in the Plan, the Plan Administrator Agreement or the Confirmation Order to a Plan Committee, and all references to the Plan Committee's ongoing duties and rights in the Plan, the Plan Administrator Agreement and the Confirmation Order shall be null and void. In the event of the death or resignation of a member of the Plan Committee after the Effective Date, the remaining members of the Plan Committee shall have the right to designate a successor from among Holders of Allowed Class 4, 5 or 6 Claims who shall be reasonably acceptable to the Debtors or Reorganized Service Merchandise. If a Plan Committee member assigns its Claim, such act shall constitute a resignation from the Plan Committee. Until a vacancy is filled, the Plan Committee shall function in its reduced number.

         On the final distribution date and following all payments being made to creditors as set forth in the Plan, the Plan Committee shall be dissolved and the members thereof shall be released and discharged from all further authority, duties, responsibilities, and obligations related to, arising from and in connection with the Chapter 11 Cases, and the retention of the Plan Committee's professionals shall terminate.

         3.       FUNCTION AND DURATION; COMPENSATION AND EXPENSES.

         The Plan Committee will be responsible for:

                  (a) consulting with Reorganized Service Merchandise and the Plan Administrator with respect to their responsibilities under the Plan and the Plan Administrator Agreement,

                  (b) reviewing the prosecution of adversary and other proceedings, if any, including proposed settlements thereof,

                  (c) reviewing objections to and proposed settlements of Disputed Claims,

                  (d)      reviewing proposed settlements of Avoidance Actions

                  (e) performing any and all services in connection with interim and final fee applications, as applicable through the Effective Date, of the Professionals and members of the Creditors' Committee; and

                  (f) performing such other duties that may be necessary and proper to assist the Plan Administrator and its retained professionals as provided for in the Plan.

                  The Plan Committee shall remain in existence until such time as the final distributions under the Plan have been made by Reorganized Service Merchandise. The members of the Plan Committee shall serve without compensation for their performance of services as members of the Plan Committee, except that they shall be entitled to reimbursement of reasonable expenses by Reorganized Service Merchandise. The Plan Committee may retain counsel or other professionals who shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses upon the submission of invoices to Reorganized Service Merchandise. The Plan Committee member's fees and the fees of the professional persons retained by the Plan Committee shall be paid within fifteen
(15) days after submission of a detailed invoice to the Plan Administrator with a copy to the Plan Committee. If the Plan Administrator or Plan Committee disputes the reasonableness of any invoice, the Plan Administrator, Plan Committee or the affected professional may submit the dispute to the Bankruptcy Court for a determination of reasonableness, and the disputed portion of such invoice shall not be paid until such dispute is resolved. The undisputed portion of such invoice shall be paid as provided herein.

         4.       LIABILITY; INDEMNIFICATION.

         Neither the Plan Committee, nor any of its members or designees, nor any duly designated agent, representative or professional of the Plan Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent or representative of the Plan Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Plan Committee, other than acts or omissions resulting from such member's willful misconduct or gross negligence. Reorganized Service Merchandise and the Estates shall indemnify and hold harmless the Plan Committee and its members and designee, and any duly designated agent, representative or professional thereof (in their capacity as such), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to Reorganized Service Merchandise or the implementation or administration of the Plan. To the extent Reorganized Service Merchandise and the Estates indemnifies and holds harmless the Plan Committee and its members and designees, or any duly designated agent or representative thereof (in their capacity as such), as provided above, the reasonable legal fees and related costs incurred by counsel to the Plan Committee in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Operating Reserve.

I.       MISCELLANEOUS MATTERS

         1.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         The Debtors are parties to numerous leases and executory contracts with various parties.

                  (a)      GENERALLY.

         Except as otherwise provided in Article VIII of the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, all prepetition executory contracts and unexpired leases that exist between the Debtors and any Person will be deemed rejected by the Debtors as of the Confirmation Date or such other date as listed on Plan Schedule 8.1, subject to the occurrence of the Effective Date, except for executory contracts and unexpired leases which:

                           (i) have been assumed, assumed and assigned, or rejected, as applicable, pursuant to an order of the Court entered prior to the Confirmation Date; or

                           (ii) as of the Confirmation Date, are subject to a pending motion for approval, or a notice pursuant to the Designation Rights Order, of the assumption, assumption and assignment, or rejection, as applicable; or

                           (iii) are otherwise being assumed or assumed and assigned as set forth in Plan Schedule 8.2. The listing of a document on Plan Schedule 8.2 will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability under such contract or lease.

                  (b) APPROVAL OF ASSUMPTION AND ASSIGNMENT OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         Subject to the Effective Date, entry of the Confirmation Order will constitute, as of the Confirmation Date (or such other date listed on Plan
Schedule 8.1), the approval, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, of the assumption, assumption and assignment, or rejection, as applicable, of the executory contracts and unexpired leases assumed, assumed and assigned, or rejected pursuant to Article VIII of the Plan.

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property will include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan.

                  (c) CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

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

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure, with such Cure being provided by, at the option of the Debtor-party to such contract or lease, either (x) the Debtor-party to such contract or lease or (y) the assignee of such Debtor-party to whom such contract or lease is being assigned. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of Reorganized Service Merchandise or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors or Reorganized Service Merchandise will have the right to reject the contract or lease for a period of five (5) days after entry of a final order establishing a Cure amount in excess of that provided by the Debtors. The Confirmation Order will contain provisions providing for notices of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto (which will provide not less than twenty (20) days notice of such procedures and any deadlines pursuant thereto) and resolution of disputes by the Bankruptcy Court. To the extent the Debtor who is party to the executory contract or unexpired lease is to be merged with Service Merchandise as part of the Substantive Consolidation Order, the nondebtor parties to such executory contract or unexpired lease will, upon assumption as contemplated herein, be deemed to have consented to the assignment of such executory contract or unexpired lease to Service Merchandise that is the surviving entity after entry of the Substantive Consolidation Order.

                  (d)      REJECTION DAMAGES BAR DATE.

         If the rejection by a Debtor or Reorganized Service Merchandise of an executory contract or unexpired lease pursuant to the Plan results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Service Merchandise or the properties of any of them unless a proof of claim is filed with the Debtors' Claims agent, Robert L. Berger & Associates, LLC and served upon counsel to Reorganized Service Merchandise, and counsel to the Creditors' Committee or Plan Committee, within thirty (30) days after service of the earlier of (a) notice of the effective date of rejection of such executory contract or unexpired lease as determined in accordance with Section 8.1 of the Plan or (b) other notice that the executory contract or unexpired lease has been rejected. Nothing in this Section 8.4 shall revive or deem to revive a previously Disallowed Claim or extend a previously established bar date, if applicable. The bar date for filing a Claim with respect to an executory contract or unexpired lease other than pursuant to the Plan shall be as set forth in the Bar Date Order or the Final Order approving such rejection.

                  (e)      POST-PETITION EXECUTORY CONTRACTS AND UNEXPIRED
                           LEASES.

         All rights in connection with all executory contracts and unexpired leases assumed by the Debtors or entered into after the Petition Date and that have not been assigned to a third party, including, without limitation, the Designation Rights Agreement, shall remain property of the Estate of Service Merchandise.

                  (f) POST-CONFIRMATION VALIDITY OF DESIGNATION RIGHTS ORDER AND AGREEMENT.

         All of the terms and provisions of the Designation Rights Order and the Designation Rights Agreement shall continue in effect following the entry, and shall not be modified by the terms, of the Confirmation Order, including, but not limited to, the obligation of KLA/SM, L.L.C., or any entity which is a member of, or holds any other interest in, KLA/SM, L.L.C. or guarantees the obligations of KLA/SM, L.L.C. under the Designation Rights Agreement, to satisfy all Cure Claims in excess of the cure claim cap as previously established in accordance with the Designation Rights Agreement.

                  (g)      MISCELLANEOUS

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

         Notwithstanding any other provision of the Plan, the Debtors will retain the right to, at any time prior to the Effective Date, modify or supplement Plan Schedule 8.1 or Plan Schedule 8.2, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from such Plan Schedules. Listing an executory contract or unexpired lease on Plan Schedule 8.1 or Plan
Schedule 8.2 will not constitute an admission by any of the Debtors or Reorganized Service Merchandise that such contract or lease (including any related agreements that may exist) is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Service Merchandise has any liability thereunder.

         2.       NO DISCHARGE OF CLAIMS AGAINST DEBTORS.

         Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that no Holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, Reorganized Service Merchandise, their respective successors or their respective property, except as expressly provided herein.

         3.       EXCULPATION AND LIMITATION OF LIABILITY.

         The Debtors, Reorganized Service Merchandise, the Creditors' Committee, the members of the Creditors' Committee in their representative capacity, the Plan Administrator, the Plan Committee, and the members of the Plan Committee in their representative capacity, and any of such parties' respective present or former members, officers, directors, employees, advisors, representatives, Professionals or agents, the Prepetition Indenture Trustees and their agents and professionals, and DIP Lenders and their agents and professionals, including the Released Parties, and any of all such parties' predecessors, successors and assigns, and provided that the Bankruptcy Court authorizes and approves the Noteholder Preference Action Settlement, the Class Representatives, the Prepetition Subordinated Noteholders (but solely in their capacity as Prepetition Subordinated Noteholders) and all of their respective officers, directors, agents, employees and attorneys, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any Holder of any Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan except for their gross negligence or willful misconduct and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of the Plan, no Claim Holder or Interest Holder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, Reorganized Service Merchandise, the Creditors' Committee, the members of the Creditors' Committee in their representative capacity, the Plan Administrator, the Plan Committee, and the members of the Plan Committee in their representative capacity, and any of such parties' respective present or former members, officers, directors, employees, advisors, representatives, Professionals or agents, the Prepetition Indenture Trustees and their agents and professionals, and DIP Lenders and their agents and professionals and any of such parties' predecessors, successors and assigns, and provided that the Bankruptcy Court authorizes and approves the Noteholder Preference Action Settlement, the Class Representatives, the Prepetition Subordinated Noteholders (but solely in their capacity as Prepetition Subordinated Noteholders) and all of their respective officers, directors, agents, employees and attorneys, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan except for their gross negligence or willful misconduct.

         4.       INDEMNIFICATION OBLIGATIONS

         In satisfaction and compromise of any obligations or rights of any of the Indemnitees' Indemnification Rights, (a) all Indemnification Rights except
(i) all Indemnification Rights of an Indemnitee who is also a Released Party,
(ii) the indemnification rights of the Prepetition Indenture Trustees under the Prepetition Indentures and (iii) those based solely upon any act or omission arising out of or relating to any Indemnitee's service with, for or on behalf of a Debtor on or after the Petition Date (collectively, the "Continuing Indemnification Rights"), shall be released and terminated on and as of the Effective Date; provided that the Continuing Indemnification Rights shall remain in full force and effect on and after the Effective Date and shall not be modified, reduced, terminated or otherwise affected in any way by the Chapter 11 Cases, (b) the Debtors or Reorganized Service Merchandise, as the case may be, are authorized to purchase and maintain director and officer insurance providing coverage for those Indemnitees with Continuing Indemnification Rights for such period of time after the Effective Date that the Plan Administrator after consultation with the Plan Committee determines to be reasonable insuring such parties in respect of any claims, demands, suits, causes of action or proceedings against such Indemnitees based upon any act or omission related to such Indemnitee's service with, for or on behalf of the Debtors in the scope and amount as the Plan Administrator, after consultation with the Plan Committee, determines to be reasonable (the "Insurance Coverage"), (c) the insurers are authorized to pay any professional fees and expenses incurred in connection with any action relating to any Continuing Indemnification Rights and (d) the Debtors or Reorganized Service Merchandise, as the case may be, hereby indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

         5.       RELEASES BY DEBTORS AND DEBTORS-IN-POSSESSION

         Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Debtor, in its individual capacity and as a Debtor in Possession, for and on behalf of its Estate, shall release and forever unconditionally release all Released Parties for and from any and all (x) claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interest, restructuring or the Chapter 11 Cases and (y) Avoidance Actions.

         No provision of the Plan or of the Confirmation Order, including without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

         Reorganized Service Merchandise and any newly-formed entities that will be liquidating the Debtors' businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

         6.       RELEASE BY HOLDERS OF CLAIMS AND INTERESTS.

         ON THE EFFECTIVE DATE (a) EACH PERSON THAT VOTES TO ACCEPT THE PLAN, AND (b) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, ALL HOLDERS OF CLAIMS AND INTERESTS, IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS AND REORGANIZED SERVICE MERCHANDISE UNDER THE PLAN AND THE CASH AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE PLAN, EACH ENTITY (OTHER THAN A DEBTOR) THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST, AS APPLICABLE, (EACH, A "RELEASE OBLIGOR") SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE

CLAIM OR INTEREST OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT SECTION 13.6 OF THE PLAN SHALL NOT RELEASE ANY RELEASED PARTY FROM ANY CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE, BASED ON (i) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE,
(ii) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iii) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, OR (iv) SECTIONS 1104-1109 AND 1342(d) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

         7.       INJUNCTION.

         The satisfaction and release pursuant to Article XIII of the Plan will also act as a permanent injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied or released under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

         8. TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS AND CONTROVERSIES.

         The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, arising under section 510(a) and 510(b) of the Bankruptcy Code, or otherwise. Except as provided in the Plan, all such subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be cancelled and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights. Nothing in this section will be deemed to release the rights, if any, that the Debtors, the Creditors' Committee, the Plan Committee, the Plan Administrator or any creditor may have to seek to equitably subordinate any Claim pursuant to section 510(c) of the Bankruptcy Code.

         9.       REQUEST FOR COURT HEARING.

         Notwithstanding whether or not a matter requires the consultation of the Creditors' Committee or Plan Committee under the Plan, the Debtors, Reorganized Service Merchandise, Plan Administrator, Creditors' Committee and Plan Committee shall have the right to request a hearing before the Court on any and all matters raised in connection with or related to the Plan.

J.       PRESERVATION OF RIGHTS OF ACTION

         Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates will retain the Litigation Claims. Subject to Article VII of the Plan, Reorganized Service Merchandise, as the successor in interest to the Debtors, may, after consultation with the Plan Committee, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims.

K.       CLOSING OF CHAPTER 11 CASES.

         When all Disputed Claims filed against the Debtors have become Allowed Claims or have been disallowed by Final Order, and all remaining assets of Reorganized Service Merchandise have been liquidated and converted into Cash (other than those assets abandoned by Reorganized Service Merchandise), and such Cash has been distributed in accordance with the Plan, or at such earlier time as the Plan Administrator deems appropriate, the Plan Administrator will seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                      VI. CERTAIN FACTORS TO BE CONSIDERED

         The Holder of a Claim against the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.       GENERAL CONSIDERATIONS

         The formulation of a chapter 11 plan is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the Claims against and Interests in each of the Debtors. Certain Classes of Claims will not be paid in full pursuant to the Plan and Equity Interests will not receive any distributions pursuant to the Plan.

B.       CERTAIN BANKRUPTCY CONSIDERATIONS

         If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a Chapter 7 liquidation or that any alternative chapter 11 plan would be on terms as favorable to the Holders of Claims as the terms of the Plan. If a Chapter 7 liquidation or protracted chapter 11 case were to occur, there is a material risk that the value of the Debtors' remaining assets would be substantially eroded to the detriment of all stakeholders. See Appendix C annexed hereto for a liquidation analysis of the Debtors.

C.       CLAIMS ESTIMATIONS

         There can be no assurance that the estimated Claim amounts set forth herein are correct. The actual amount of Allowed Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated herein. Moreover, the Administrative Claims Bar Date will be set at a date following the Effective Date. Therefore, while an estimated amount of unpaid Administrative Claims incurred during the pending of these chapter 11 cases has been factored into the estimated recovery values, the actual amount of Allowed Administrative Claims may vary from those estimated herein.

D.       CAUSES OF ACTION

         The estimated recovery values reflect an estimation on recoveries from the pending Avoidance Actions by extrapolating settlement consideration from the settled actions to the still pending matters. There can be no assurances that the results of the pending matters will be similar to the settled matters and actual results may be materially different. In particular, no assurances can or are being given that the Noteholder Preference Action will be resolved as provided herein, which action comprises a significant pending Avoidance Action.

E.       OTHER ASSETS

         The estimated recovery values reflect an estimation of net proceeds to be realized from other assets held and subsequently disposed by the Debtors, including their corporate headquarters located in Nashville, Tennessee. Market factors, the level of ongoing capital expenditures and others factors could effect the amount of net proceeds ultimately realized by the Debtors.

F.       OPERATING RESERVE

         The estimated recovery values include a reserve for estimated operating expenses to complete the Debtors' wind-down. Any shortfalls in such estimate could materially effect the amounts otherwise distributable from assets to be sold or the proceeds realized from the pending Causes of Action.

G.       EMPLOYEES

         There can be no assurance that the Debtors will be able to retain their employees throughout the wind-down of their business and disposition of their remaining assets. If the Debtors are not able to retain their employees, the ability of the Debtors to maximize the value of their remaining assets will be negatively impacted.

             VII. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX
                            CONSEQUENCES OF THE PLAN

A.       GENERAL

         A summary description of certain material United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan for the Debtors and for Holders of Claims who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the IRS or any other tax authorities have been or will be sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to the Debtors or to any Holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

         The discussion of United States federal income tax consequences below is based on the IRC, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

         The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Holders of Claims who are, or who hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes. EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN OR IN THE PLAN.

B.       CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE
         DEBTORS

         1.       REGULAR FEDERAL INCOME TAX.

         Federal income taxes, like many other taxes, are priority claims. Accordingly, such claims must be satisfied before most other claims may be paid. With the possible exception of alternative minimum tax, the Debtors do not believe that any United States federal income taxes have accrued with respect to taxable years ending after the Petition Date because the Debtors have not, as an affiliated group filing consolidated tax returns, had positive taxable income for those periods. That conclusion applies even to the extent that the substantive consolidation is a taxable event.

                  (a)      CANCELLATION OF INDEBTEDNESS INCOME

         In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price of the debt (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of indebtedness ("COD") income, which must be included in the debtor's income. However, COD income is not included in the debtor's gross income if the discharge of indebtedness occurs in a bankruptcy case. Rather, under the IRC, such COD income instead reduces certain of the debtor's tax attributes, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include net operating losses ("NOLs") and NOL carryforwards. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such tax attributes may be available to offset taxable income that accrues between the date of the discharge and the end of the debtor's taxable year that includes the discharge). Any amount of COD income that exceeds the amount of available tax attributes has no United States federal income tax impact.

                  (b)      UTILIZATION OF NET OPERATING LOSSES

         Following the implementation of the Plan, any NOL carryforwards and certain other tax attributes of the Debtors remaining after the application of the COD rules summarized above may be subject to the limitations imposed by section 382 of the IRC. Under section 382 of the IRC, if a corporation that is entitled to use an NOL carryforward or certain other tax attributes (a "loss corporation") undergoes an "ownership change," the amount of the loss corporation's pre-change losses (possibly including certain "built-in" losses) that may be utilized to offset taxable income accruing after the ownership change is limited to an annual amount (the "Section 382 Limitation"). If a loss corporation does not continue its pre-change business enterprise at all times during the two-year period that begins on the date of the ownership change, the
Section 382 Limitation will generally be zero. An "ownership change" occurs when there is a more than fifty-percent change in the stock ownership of certain shareholders (generally, those shareholders owning five percent or more of the stock, with all shareholders who own less than five percent collectively treated as one five-percent shareholder) of a loss corporation within a three-year period. The Debtors anticipate that they may undergo an ownership change as of the Effective Date of the Plan. Because none of the Debtors will continue its pre-change business enterprise after the Effective Date, the Debtors' Section 382 Limitation may be zero, and the Debtors' pre-change losses may not be available to offset taxable income (other than certain built-in gains) accruing after the Effective Date. The Debtors therefore may pay federal, state, local and foreign tax on income or gain that accrues after the Effective Date, which payments would reduce the amounts otherwise available for distribution under the Plan.

         2.       ALTERNATIVE MINIMUM TAX.

         A corporation or a consolidated group of corporations may incur alternative minimum tax liability even where NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that the Debtors may be liable for the alternative minimum tax.

C. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS.

         A Holder of a Claim should generally recognize gain (or loss) to the extent that the amount realized under the Plan in respect of the Claim exceeds (or is exceeded by) the Holder's tax basis in the Claim. The Holder's amount realized for this purpose will generally equal the amount of cash the Holder receives under the Plan in respect of its Claim. The timing and amount of income, gain or loss recognized as a consequence of the distributions provided for by the Plan will depend on, among other things, whether the Holder receives multiple distributions pursuant to the Plan and whether the Debtors' obligation to make such payments is treated as a new debt obligation for United States federal income tax purposes. It is possible that any loss, or a portion of any gain, realized by a Holder of a Claim may have to be deferred until all of the distributions to such Holder are received.

         A Subsequent Distribution to a Holder with respect to its Claim may be treated as a payment under a contract for the sale or exchange of such Claim to which section 483 of the IRC applies. Under IRC section 483, a portion of the Subsequent Distribution made pursuant to the Claim may be treated as interest ("Section 483 Interest") which would be ordinary income to the Holder. The amount of Section 483 Interest will equal the excess of the amount of the Subsequent Distribution to which IRC section 483 applies over the present value of such Subsequent Distribution on the Effective Date, calculated using the applicable federal rate as the discount rate. Each

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

Holder of a Claim must include any Section 483 Interest in income using such Holder's regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and when fixed, in the case of an accrual method holder). The portion of such Subsequent Distribution made pursuant to a Holder's Claim that is not treated as Section 483 Interest will be treated as discussed in the preceding paragraph.

         In the event that the Holder's right to Subsequent Distributions is treated as a debt instrument for United States federal income tax purposes, the tax treatment would be as described above except that, instead of including interest income at the time of any Subsequent Distribution under IRC section 483, a Holder of a Claim would be required to include currently an amount in income as interest (based on the yield of "comparable" debt instruments) in advance of the receipt of such Subsequent Distribution, regardless of the Holder's method of accounting.

         The United States federal income tax treatment of Holders of Claims and the character, timing and amount of income, gain or loss recognized as a consequence the distributions provided for by the Plan will depend upon, amount other things, (i) the manner in which the Holder acquired the Claim; (ii) the length of time the Claim has been held; (iii) whether the Claim was acquired at a discount; (iv) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current year or in prior years; (v) whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (vi) the Holder's method of tax accounting; and (vii) whether the Claim is an installment obligation for United States federal income tax purposes. Therefore, each Holder of a Claim should consult its own tax advisor for information that may be relevant to its particular situation and circumstances and the particular tax consequence to such Holder as a result of the Plan.

D.       ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

         The Plan provides that, to the extent that any Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest on such indebtedness, such distribution will, to the extent permitted by applicable law, be allocated for United States federal income tax purposes first to the principal amount of the Claim and secondly, to the extent the distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest. Current United States federal income tax law is unclear on this point, and no assurance can be given that the IRS will not challenge the Debtors' position. If, contrary to the Debtors' intended position, such a distribution were treated as allocated first to accrued but unpaid interest, a Holder of a Claim would realize ordinary income with respect to such distribution in an amount equal to the accrued but unpaid interest not already taken into income under the Holder's method of accounting, regardless of whether the Holder otherwise would realize a loss as a result of the Plan.

E.       THE DISPUTED CLAIMS RESERVE AND THE SUPPLEMENTAL DISTRIBUTION ACCOUNT

         Under the IRC, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although the United States Treasury Department has issued certain Treasury Regulations addressing the tax treatment of such funds, the United States Treasury Department has not issued Treasury Regulations to address the tax treatment of such funds in a bankruptcy context. Accordingly, the proper tax treatment of such funds is uncertain. Depending on the facts and the relevant law, such funds could be treated as grantor trusts to the Debtors, grantor trusts to Holders of Claims, separately taxable trusts or otherwise. The Debtors intend to treat the assets held in the Disputed Claims Reserve and the Supplemental Distribution Account as held by grantor trusts, the beneficiary of each of which is Reorganized Service Merchandise. The Debtors anticipate reporting any income generated by such assets on the Debtors' United States federal income tax returns.

F.       INFORMATION REPORTING AND BACKUP WITHHOLDING.

         Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Code's backup withholding rules, a Holder of a Claim may be

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

subject to backup withholding at the applicable rate with respect to distributions or payments made pursuant to the Plan, unless the Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the Holder is a United States person, the taxpayer identification number is correct and the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder's United States federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

G.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE.

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF A HOLDER OF A CLAIM. ACCORDINGLY, HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

                               VIII. CONFIRMATION

A.       FEASIBILITY OF THE PLAN

         Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the Plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successors to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. The Plan proposed by the Debtors provides for a liquidation of the Debtors' remaining assets and a distribution of Cash to creditors in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan. The ability of Reorganized Service Merchandise to make the distributions described in the Plan does not depend on future earnings of the Debtors. Accordingly, the Debtors believe that the Plan is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.

B.       ACCEPTANCE OF THE PLAN

         As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

         Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Claim Holders who fail to vote are not counted as either accepting or rejecting a plan.

C.       BEST INTERESTS OF CLAIM HOLDERS

         Even if a plan is accepted by each class of Claim Holders and Interest Holders, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all Claim Holders and Interest Holders that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in

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

section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such Holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. The best interests test does not apply to Holders of Claims that are Unimpaired.

         To calculate the probable distribution to members of each impaired class of Claim Holders and Interest Holders if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case was converted to a case under Chapter 7 of the Bankruptcy Code (the "Liquidation Value"). This Liquidation Value would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

         If a Chapter 7 liquidation were pursued for the Debtors, the amount of Liquidation Value available to unsecured creditors would be reduced, first, by the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 Cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests.

         Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security Holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security Holders under the plan, then the plan is not in the best interests of creditors and equity security Holders. The Debtors believe that the members of each Class of Impaired Claims will receive more under the Plan than they would receive if the Debtors were liquidated under Chapter 7.

D.       LIQUIDATION ANALYSIS

         1.       THE DEBTORS

         The Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis for the Debtors is annexed hereto as Appendix C.

         Specifically, substantially all of the Debtors' assets have already been liquidated during the Chapter 11 Cases to third parties. Therefore, the Debtor's Estates consist primarily of the remaining proceeds from such sales, Cash and minimal additional assets. Although the Plan's proposed liquidation and a chapter 7 liquidation would have the same goal of liquidating the remainder of the Debtors' Estates and distributing all of the proceeds to creditors, the Debtors believe that the Plan provides a more efficient vehicle to accomplish this goal. Liquidating the Debtors' Estates pursuant to a chapter 7 liquidation would require the appointment of a chapter 7 trustee. The appointment of the chapter 7 trustee, as well as any professionals retained by the chapter 7 trustee, would increase the operating costs associated with the liquidation of the Debtor's Estates. Further, like the Debtors, a chapter 7 trustee would complete the liquidation of the Debtors' remaining assets, resolve Disputed Claims and make distributions to creditors. A chapter 7 trustee, however, would not have the benefit of the historical knowledge of the Debtors to resolve the Disputed Claims efficiently. Therefore, the Debtors believe that a chapter 7 trustee, on average, would settle Disputed Claims for higher amounts than the Debtors, as a result of the Debtors' knowledge of their business and the resulting Claims. The Debtors also believe that distributions would occur in a shorter time

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

period pursuant to the Plan than if the Debtors' Estates were liquidated pursuant to a chapter 7 liquidation. A conversion to chapter 7 would take time. In addition, the chapter 7 trustee, once appointed, and any professionals hired by the chapter 7 trustee would need to gain familiarity with the Debtors and their creditors, thus delaying the initial distribution to creditors.

         After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, the Debtors have determined that a chapter 7 liquidation might result in a substantial diminution in the value to be realized by the Holders of certain Claims, such as the Holders of Class 5 Claims who have agreed to subordinate a certain portion of their distributions to Holders of Class 3 and 4 Claims, and a delay in making distributions to all Classes of Claims entitled to a distribution. Finally, the Debtors believe that Holders of Class 7 Claims and Interests would not receive any distribution in a chapter 7 liquidation. Therefore, the Debtors believe that the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

         2.       LIQUIDATION ANALYSIS IS SPECULATIVE

         The Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The liquidation analysis for the Debtors necessarily contains estimates of the amount of Claims that will ultimately become Allowed Claims. These estimates are based solely upon the Debtors' review of Claims filed and the Debtors' books and records to date. No Order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that is at the lowest end of a range of reasonableness such that, for purposes of the liquidation analysis, the largest possible Chapter 7 liquidation dividend to Holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE

         In the event that a Class of Claims does not accept the Plan or is deemed to have rejected the Plan, the Debtors intend to seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it. The Bankruptcy Court may confirm the Plan at the request of the Debtors if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides: (1)(a) that the Claim Holders included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each Holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the Holder's interest in the estate's interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such Holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides: (1) for each Holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the Holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

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

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides: (1) that each Holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greater of the allowed amount of any fixed liquidation preference to which such Holder is entitled, any fixed redemption price to which such Holder is entitled, or the value of such interest; or (2) that the Holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property at all.

         At the Confirmation Hearing, the Debtors will request confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to each class of Claims or Interests that does not or is deemed not to have accepted the Plan. See Section X.B for a summary of those Claims deemed not to have accepted the Plan.

         As described above, Holders of Claims and Interests in Class 7 will not receive or retain any property under the Plan on account of their Claims and Interests in such Classes. Accordingly, under section 1126(g) of the Bankruptcy Code, such classes are presumed to have rejected the Plan. The Debtors (a) request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Class 7 and (b) reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by the other Classes of Claims. The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. The Debtors believe that the treatment under the Plan of the Holders of Claims and Interests in Class 7 satisfies the "fair and equitable" test since, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such classes will be deemed to have rejected the Plan, no class junior to such non-accepting Class will receive or retain any property under the Plan. In addition, the Debtors do not believe that the Plan unfairly discriminates against any dissenting Class because all dissenting Classes of equal rank are treated equally under the Plan, subject to application of the Subordination Rights and Noteholder Preference Action Settlement.

F.       CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

         1.       CONDITIONS TO CONFIRMATION.

         The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 12.3 of the Plan:

                  (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance reasonably acceptable to the Debtors after consultation with the Creditors' Committee.

                  (b) The Confirmation Order shall determine the approval of the substantive consolidation of the Chapter 11 Cases and Estates and the Noteholder Preference Action Settlement and shall in all other respects be in form and substance reasonably acceptable to the Debtors after consultation with the Creditors' Committee.

         2.       CONDITIONS TO EFFECTIVE DATE.

          The following are conditions precedent to the occurrence of the Effective Date:

                  (a) The Debtors or Reorganized Service Merchandise will have Cash on hand sufficient to fund the Cash Reserves and make any other payments required to be paid under the Plan by the Debtors or Reorganized Service Merchandise on or as soon as practicable after the Effective Date.

                  (b) The Confirmation Order shall be in form and substance acceptable to the Debtors after consultation with the Creditors' Committee and shall have been entered by the Bankruptcy Court and shall

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

         be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                  (c) All relevant transactions set forth in Article VII of the Plan will have been entered into and all conditions precedent to the consummation thereof will have been satisfied.

                  (d) Any order necessary to satisfy any condition to the effectiveness of the Plan will have become a Final Order and all documents provided for under the Plan will have been executed and delivered by the parties thereto.

G.       WAIVER OF CONDITIONS.

         The conditions set forth in Sections 12.1 and 12.2 of the Plan may be waived, in whole or in part, by the Debtors with the consent of the Creditors' Committee, which consent will not be unreasonably withheld, without notice or a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their reasonable discretion based on the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

H.       RETENTION OF JURISDICTION

         Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

         1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

         2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

         3. Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease, whether or not pursuant to the Designation Rights Order and/or the Designation Rights Agreement, to which any Debtor is a party or with respect to which any Debtor or Reorganized Service Merchandise may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

         4. Resolve any matters relating to the pre- and post-confirmation sales of the Debtors' owned real property pursuant to the Designation Rights Order and the Designation Rights Agreement;

         5. Enforce, implement or clarify all orders, judgments, injunctions, and rulings entered by the Bankruptcy Court, including the Designation Rights Order and Designation Rights Agreement.

         6. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

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

         7. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

         8. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         9. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

         10.      Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

         11. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 503(b), 1103 and 1129(c)(9) of the
                  Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of Reorganized Service Merchandise, the Plan Committee and the Plan Administrator will be made as set forth in Article VII of the Plan.

         12. Hear and determine matters concerning the Plan Committee and its members and their respective professionals;

         13. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

         14. Hear and determine the Litigation Claims and any other Causes of Action by or on behalf of the Debtors or Reorganized Service Merchandise;

         15. Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

         16. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

         17. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         18. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

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

         19. Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date, (ii) the winding up of the Debtors' or Reorganized Service Merchandise's affairs and (iii) the activities of Reorganized Service Merchandise and the Plan Administrator, including (A) challenges to or approvals of Reorganized Service Merchandise's or the Plan Administrator's activities, (B) resignation, incapacity or removal of the Plan Administrator and selection of a successor Plan Administrator, (C) reporting by, termination of and accounting by Reorganized Service Merchandise and the Plan Administrator and (D) release of the Plan Administrator from its duties;

         20.      Hear and determine disputes with respect to compensation of
                  (i) Reorganized Service Merchandise's professional advisors,
                  (ii) the Plan Administrator and its professional advisors, and
                  (iii) the Plan Committee, its members and its professional advisors;

         21. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;

         22. Adjudicate any and all Causes of Action, adversary proceedings, applications and contested matters that have been or hereafter are commenced or maintained in or in connection with the Chapter 11 Cases or the Plan, including, without limitation, any adversary proceeding or contested matter, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

         23. Hear and determine all matters involving Claims or Causes of Action involving any of the Debtors or their property; and

         24.      Enter an order closing the Chapter 11 Cases.

                  Notwithstanding anything contained herein to the contrary, the Bankruptcy Court retains exclusive jurisdiction to hear and determine disputes concerning (i) Claims or (ii) Causes of Action and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Service Merchandise chooses to pursue any Claim or Cause of Action (as applicable) in another court of competent jurisdiction, Reorganized Service Merchandise will have authority to bring such action in any other court of competent jurisdiction.

                      IX. ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords Holders of Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such Holders.

         If the Plan is not confirmed, however, the theoretical alternatives include (a) continuation of the pending Chapter 11 Cases, (b) an alternative chapter 11 plan or plans, or (c) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

         Since the Debtors have no ongoing operations, the alternatives to the Plan are very limited and not likely to benefit creditors. Although the Debtors could theoretically file a new plan, the most likely result if the Plan is not confirmed and consummated is that the Chapter 11 Cases will be converted to cases under chapter 7 of the Bankruptcy Code. The Debtors believe that conversion of these Chapter 11 Cases to chapter 7 would result in (i) significant delay in distributions to all creditors who would have received a distribution under the Plan and (ii) diminished recoveries for certain classes of creditors, such as the Holders of Class 5 Claims who have agreed to subordinate a certain portion of their distributions to Holders of Class 3 and 4 Claims.

A.       CONTINUATION OF THE CHAPTER 11 CASES

         If the Debtors remain in Chapter 11, the Debtors could continue to wind-down their businesses and liquidate their properties as Debtors in Possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. Ultimately, the Debtors (or other parties in interest) could propose another plan or liquidate under Chapter 7.

B.       ALTERNATIVE CHAPTER 11 PLANS

         If the Plan is not confirmed, the Debtors, or, if the Bankruptcy Court did not grant further extensions of the Debtors' exclusive period in which to solicit a chapter 11 plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans seeking to liquidate the Debtors' assets. The Debtors believe that the Plan provides the best return for all stakeholders.

C.       LIQUIDATION UNDER CHAPTER 7

         If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims.

         The Debtors believe that in liquidation under Chapter 7, before creditors receive any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors' operations and the failure to realize the greater going concern value of the Debtors' assets.

         The liquidation analysis for the Debtors, prepared with the assistance of the Debtors' financial advisors, is premised upon a liquidation in a Chapter 7 case and is annexed as Appendix C to this Disclosure Statement. In the liquidation analysis, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests.

         The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation of the Debtors are not likely to afford Holders of Claims as great a realization potential as does the Plan.

                             X. VOTING REQUIREMENTS

         On [_________], 2003, the Bankruptcy Court entered the Disclosure Statement Order approving, among other things, this Disclosure Statement, setting voting procedures and scheduling the hearing on confirmation of the Plan. A copy of the Notice of Confirmation Hearing is enclosed with this Disclosure Statement. The Notice of the Confirmation Hearing sets forth in detail, among other things, the voting deadlines and objection deadlines. The Notice of Confirmation Hearing and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

         If you are the Holder of a Claim entitled to vote on the Plan other than a Claim arising out of the Prepetition Senior Secured Notes, Prepetition Senior Notes or Prepetition Subordinated Notes, and you have any questions about
(a) the procedure for voting your Claim, (b) the packet of materials that you have received or (c) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact Robert L. Berger & Associates, LLC at the following address:

                    ROBERT L. BERGER & ASSOCIATES, LLC,
                    ATTN: SERVICE MERCHANDISE COMPANY, INC.,
                    10351 SANTA MONICA BLVD., SUITE 101A
                    PMB 1028
                    LOS ANGELES, CA 90025

         If you are the Holder of a Claim arising out of the Prepetition Senior Secured Notes, Prepetition Senior Notes or Prepetition Subordinated Notes, and you have any questions about (a) the procedure for voting your Claim or Interest, (b) the packet of materials that you have received or (c) the amount of your Claim or Interest, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact the Innisfree M&A Incorporated at the following address:

                     INNISFREE M&A INCORPORATED
                     ATTN: SERVICE MERCHANDISE COMPANY, INC.
                     501 MADISON AVENUE
                     NEW YORK, NEW YORK 10022

         The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the dissent of one or more such Classes, (b) the Plan is "feasible" under section 1129(a)(11) of the Bankruptcy Code and (c) the Plan is in the "best interests" of all Claim Holders, which means that such Holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all the Classes of Impaired Claims against the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the Holders of Claims against the Debtors. These statutory conditions to confirmation are discussed above.

         UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE APPLICABLE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DISCLOSURE STATEMENT ORDER PROVIDES FOR THE REJECTION OF SUCH BALLOT AS INVALID AND, THEREFORE, SUCH BALLOT WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.       PARTIES IN INTEREST ENTITLED TO VOTE

         Under section 1124 of the Bankruptcy Code, a class of claims is deemed to be "impaired" under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the Holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a Holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan. If the Holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such Holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the Holder of such claim or interest has accepted the plan and the plan proponent need not solicit such Holder's vote.

         The Holder of a Claim against the Debtors that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim, and (2)(a) the Claim has been scheduled by the Debtors (and such claim is not scheduled as disputed, contingent or unliquidated), or (b) it has filed a proof of claim on or before the bar date applicable to such Holder, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 3003 and 3018. Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Bankruptcy Court, pursuant to Federal Rule of Bankruptcy Procedure 3018(a), upon application of the Holder of the Claim with respect to which there has been an objection, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan.

         A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Disclosure Statement Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

B.       CLASSES IMPAIRED UNDER THE PLAN

         1.       VOTING IMPAIRED CLASSES OF CLAIMS

         The following Classes are Impaired under, and entitled to vote on, the
Plan:

            CLASS 3      (Prepetition Senior Secured Notes Deficiency Claims and
                          Prepetition Senior Notes Claims)
            CLASS 4      (General Unsecured Claims)
            CLASS 5      (Prepetition Subordinated Notes Claims)
            CLASS 6      (General Unsecured Convenience Claims)

         2.       NON-VOTING IMPAIRED CLASSES OF CLAIMS AND INTERESTS

         The Class listed below is not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, Interest Holders in such Class are deemed to reject the Plan, and the votes of such Interest Holders will not be solicited.

            CLASS 7      (Old Equity Interests and Subordinated Claims)

         3.       UNIMPAIRED CLASSES OF CLAIMS

         The Classes of Claims listed below are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plan. Their votes to accept or reject the Plan will not be solicited. Acceptances of the Plan are being solicited only from those who hold Claims in an Impaired Class whose members will receive a distribution under the Plan.

            CLASS 1      (Secured Claims)
            CLASS 2      (Non-Tax Priority Claims)

                                 XI. CONCLUSION

         This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit Claim Holders and Interest Holders to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

A.       HEARING ON AND OBJECTIONS TO CONFIRMATION

         1.       CONFIRMATION HEARING

         The hearing on confirmation of the Plan has been scheduled for May 12, 2003, at 1:30 p.m. (Prevailing Central Time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

         2.       DATE SET FOR FILING OBJECTIONS TO CONFIRMATION

         The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for May 5, 2003 at 4:00 p.m. (Prevailing Central Time). A copy of the Confirmation Hearing Notice has been provided with this Disclosure Statement.

B.       RECOMMENDATION

         The Plan provides for an equitable and timely distribution to the Debtors' Creditors. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs. Moreover, the Debtors believe that creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in Chapter 7 liquidation.

         AFTER CONSULTATION WITH THE DEBTORS, THE CREDITORS' COMMITTEE BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST THE DEBTORS. ACCORDINGLY, THE CREDITORS' COMMITTEE STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

Dated: Nashville, Tennessee
       March 5, 2003

                                   Respectfully submitted,
                                   SERVICE MERCHANDISE COMPANY, INC.
                                   (for itself and on behalf of the Affiliate
                                    Debtors)

                                   By:    _______________________________
                                   Name:  C. Steven Moore
                                   Title: Chief Administrative Officer of
                                          Service Merchandise Company, Inc.
                                          and authorized signatory for each
                                          and every Affiliate Debtor

Paul G. Jennings
Beth A. Dunning
BASS, BERRY & SIMS PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002
(615) 742-6200

   - and -

John Wm. Butler, Jr.
George N. Panagakis
Keith A. Simon
SKADDEN, ARPS, SLATE,
     MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700

ATTORNEYS FOR DEBTORS
AND DEBTORS-IN-POSSESSION

                                   APPENDIX A

                JOINT PLAN OF SERVICE MERCHANDISE COMPANY, INC.
                            AND ITS AFFILIATE DEBTORS

                                   APPENDIX B

                      PREPETITION CORPORATE STRUCTURE CHART

                 [TO BE FILED ON OR BEFORE EXHIBIT FILING DATE]

                                   APPENDIX C

                              LIQUIDATION ANALYSIS

                 [TO BE FILED ON OR BEFORE EXHIBIT FILING DATE]

                                      C - 2